Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SKYX PLATFORMS CORP.,

LUMINEER MERGER SUB, INC.,

DEAKO, INC.,

and

WT REPRESENTATIVE LLC,

as the SECURITYHOLDERS’ Representative

September 9, 2026

ii

4.13	Insurance	29
4.14	Legal Proceedings; Orders	30
4.15	Compliance with Laws; Permits	30
4.16	Environmental Matters	31
4.17	Employee Benefit Plans	32
4.18	Employment Matters	33
4.19	Related Party Transactions	34
4.20	Taxes	34
4.21	OSHA	36
4.22	Product and Service Warranty and Product and Service Liability	36
4.23	Privacy and Data Security	37
4.24	Brokers	37

Article V Representations and Warranties of Parent and MERGER SUB		38

5.01	Organization	38
5.02	Authority	38
5.03	No Conflicts; Consents	38
5.04	Valid Issuance of SKYX Shares	38
5.05	Cash Availability; No Financing Contingency	39
5.06	Capital Stock	39
5.07	SEC Filings; Financial Statements; Disclosure Controls	39
5.08	No Affiliate Status	39
5.09	Nasdaq Share Cap	39
5.10	Brokers	39

Article VI Covenants		40

6.01	Public Announcements	40
6.02	Tax Matters	40
6.03	Further Assurances	41
6.04	Company’s 401(k) Plan Termination	41
6.05	Conduct of the Business Prior to the Closing	42
6.06	Access to Information	42
6.07	Certain Notices; Supplements to Schedules	42
6.08	Closing Conditions	43
6.09	Cooperation	43
6.10	Acquisition Proposals	43
6.11	Takeover Statute	43
6.12	Restrictions on Transferability; Listing of the SKYX Shares	44
6.13	Resale Registration Statement	44
6.14	Rule 10b5-1	44
6.15	Tail Insurance	45
6.16	Retention Plan Funding	45

iii

Article VII Conditions to Closing		45

7.01	Conditions to Obligations of All Parties	45
7.02	Conditions to Obligations of Parent	45
7.03	Conditions to Obligations of the Company	46

Article VIII Indemnification		47

8.01	Survival	47
8.02	Indemnification of Parent and Merger Sub	47
8.03	Indemnification of the Company Stockholders	48
8.04	Certain Limitations	48
8.05	Indemnification Procedures	49
8.06	Payments	50
8.07	Contribution and Waiver	50
8.08	Effect of Investigation	50

Article IX TERMINATION		50

9.01	Termination	50
9.02	Effect of Termination	51

Article X Miscellaneous		51

10.01	Securityholders’ Representative	51
10.02	Expenses	53
10.03	Notices	53
10.04	Interpretation	53
10.05	Headings	54
10.06	Severability	54
10.07	Entire Agreement	54
10.08	Successors and Assigns	54
10.09	No Third Party Beneficiaries	54
10.10	Amendment and Modification; Waiver	54
10.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	54
10.12	Specific Performance	55
10.13	Counterparts	55
10.14	Conflict Waiver/Attorney Client Privilege	55

iv

LIST OF APPENDICES AND EXHIBITS

Appendix 1 Net Working Capital Calculation Balance Sheet Categories

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Letter of Transmittal
Exhibit C	Consideration Spreadsheet
Exhibit D	Form of Option Cancellation Agreement
Exhibit E	Form of Warrant Cancellation Agreement
Exhibit F	Form of Promissory Note

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 9, 2026 (the “Signing Date”), is entered into by and among (a) Deako, Inc., a Delaware corporation (the “Company”), (b) SKYX Platforms Corp., a Florida corporation (“Parent”), (c) Lumineer Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and (d) WT Representative LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative (the “Securityholders’ Representative”). Each of the Company, Parent, Merger Sub, and the Securityholders’ Representative is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent has formed Merger Sub for the sole purpose of effecting the transactions contemplated hereby;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company with the Company surviving that merger as a wholly-owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as consideration for the Merger, Parent will deposit the SKYX Shares, with the Escrow Agent, which will hold, sell and distribute such shares and cash, as applicable, in accordance with the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) and the terms of this Agreement;

WHEREAS, in satisfaction of the Company’s obligations under its Fixed Rate Senior Notes, Series 2022-B (the “Existing Senior Notes”), (i) Parent will (A) pay, on behalf of the Company, in respect of the Existing Senior Notes, (y) cash in the amount of $2,000,000 on the Signing Date (the “Signing Date Cash Consideration”) and (z) an additional $2,000,000 in cash at the Closing (the “Closing Date Cash Consideration”), in each case to UMB Bank, National Association, in its capacity as indenture trustee of the Existing Senior Notes (the “Existing Senior Notes Trustee”) in favor of the beneficial owners of the Existing Senior Notes (collectively, the “Senior Lenders”), and (B) at the Closing, execute and deliver to the Senior Lenders the Promissory Note in the principal amount of $8,500,000, of which $2,250,000 shall be payable 120 days following the Closing, and (ii) the Existing Senior Notes Trustee, on behalf of the Senior Lenders and in its capacity as the Senior Lender Representative (as defined in the Escrow Agreement), shall be entitled to receive the payments constituting the Senior Lender Priority Payment in accordance with the terms of the Escrow Agreement;

WHEREAS, the parties intend that, for U.S. federal and applicable state and local income tax purposes the Merger does not constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is not a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (the “Company Board Resolutions”) (a) determining that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company Stockholders, (b) approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (c) submitting this Agreement to the Company Stockholders for their consideration and vote in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain the consent of the Company Stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the Company and the Company Stockholders (by virtue of the Company Stockholders approving this Agreement, the Merger, and the transactions contemplated hereby) acknowledge that the Company and the Company Stockholders are relying solely on their own tax advisors in connection with this Agreement, the Merger, and the transactions contemplated hereby;

1

WHEREAS, a majority of the holders of each series of Company Convertible Notes have executed an amendment to the Company Convertible Notes to provide for the termination of the Company Convertible Notes in exchange for the receipt of the Residual as set forth herein (collectively, the “Note Amendments”);

WHEREAS, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and Parent, as the sole stockholder of Merger Sub, (b) authorizing, approving, adopting and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (c) submitting this Agreement to Parent, as the sole stockholder of Merger Sub, for its consideration and vote in accordance with the DGCL; and

WHEREAS, subsequent to the aforesaid approval by the board of directors of Merger Sub and the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will sign and deliver to Merger Sub a consent in lieu of a meeting in accordance with the DGCL pursuant to which Parent, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement in accordance with the DGCL.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

Definitions

“2025 Interim Financial Statements” has the meaning set forth in Section 6.09(b).

“Accounts Receivable” means, with respect to any Person, all accounts or notes receivable that are held by such Person, including any security, claim, remedy or other right related to any of the foregoing.

“Accredited Holder” means (i) a holder of Company Preferred Stock, Company Convertible Notes, or Company Warrants; and (ii) a holder of Company Common Stock or Company Options who certifies that such holder is an Accredited Investor in the applicable Transaction Document.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Abandonment Election” has the meaning set forth in Section 3.01(d).

“Abandoning Stockholder” means any holder of Company Common Stock or Company Preferred Stock who has duly delivered a Letter of Transmittal to the Company prior to the Effective Time indicating such holder’s election to abandon all (and not less than all) of such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, pursuant to Section 3.01(d).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any Affiliate of Parent) relating to, (a) any direct or indirect acquisition of all or any substantial portion of the assets or business of the Company (other than sales of Inventory in the Ordinary Course of Business), (b) any direct or indirect acquisition of any Equity Interests of the Company (whether by merger, consolidation, business combination, tender offer, exchange offer, recapitalization, joint venture, partnership or otherwise), (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company, or (d) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

2

“Action” means any claim, action, cause of action, dispute, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, Law or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Asserted Claims” has the meaning set forth in Section 8.01.

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Basket” has the meaning set forth in Section 8.04(a).

“Broker” has the meaning set forth in Section 3.05(b)(i)(B).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) (including all rules, regulations, notices and guidance promulgated thereunder).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Incorporation” means the certificate of incorporation of the Company in effect as of the date of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.02(b).

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing Date Cash Consideration” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Board” has the meaning set forth in the recitals.

“Company Board Resolutions” has the meaning set forth in the recitals.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock of the Company.

3

“Company Convertible Notes” means the outstanding convertible notes issued by the Company in effect as of the date of this Agreement.

“Company Net Working Capital” means an amount equal to the Company’s current assets minus the Company’s current liabilities, in each case calculated in a manner consistent with the Financial Statements and Interim Financial Statements and limited to those categories of current assets and current liabilities reflected on Appendix 1. Company Net Working Capital may be a negative number.

“Company Net Working Capital Deficit” means, if Company Net Working Capital as of the Closing is a negative number, the absolute value of such negative amount.

“Company Options” means the options to purchase Company Common Stock.

“Company Preferred Stock” means the preferred stock of the Company.

“Company Privacy and Data Security Policies” means all published policies and notices of the Company governing the Processing of Personal Information, including all such privacy policies, cookie policies, and data security policies.

“Company Stockholder Approval” has the meaning set forth in Section 7.02(e).

“Company Stockholders” means the holders of Company Common Stock, Company Preferred Stock and Company Convertible Notes (on an as-converted basis, as applicable) immediately prior to the Effective Time.

“Company’s 401(k) Plan” has the meaning set forth in Section 2.03(d).

“Company Warrants” means the warrants issued by the Company.

“Common Per Share Residual Value” means the per share amount allocable to each share of Company Common Stock determined in accordance with the formula set forth in Section 3.01(c)(i), calculated as of the Determination Date.

“Confidentiality Agreement” has the meaning set forth in Section 10.07.

“Consents” has the meaning set forth in Section 4.04.

“Consideration Spreadsheet” has the meaning set forth in Section 3.06.

“Contingent Beneficiaries” means the former securityholders of the Company who may be entitled to receive the Residual in accordance with this Agreement and the Escrow Agreement.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and joint ventures, all purchase orders, task orders, change orders or other ancillary documents in which the terms of any other Contract are supplemented or in any way modified and all other agreements, commitments and legally binding arrangements, in each case, whether written or oral.

“Copyrights” means all copyrights, whether in published or unpublished works, documents, databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Determination Date” means the date that is the later of (i) forty-five (45) days following the date on which the Senior Lender Priority Payment has been satisfied in full and (ii) the date that is eighteen (18) months following the Closing Date.

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

4

“Dissenting Shares” has the meaning set forth in Section 3.04.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, all applications for any of the foregoing and the goodwill of the Company associated with each of the foregoing.

“Effective Time” means 11:59:59 p.m. on the Closing Date.

“Employee Benefit Plan” means, with respect to any Person, each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material benefit plan, program, or arrangement maintained, sponsored, contributed to (or required to be contributed to) by such Person or any Subsidiary or any ERISA Affiliate of such Person, or with respect to which such Person or any Subsidiary or any ERISA Affiliate of such Person has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or similar restrictions or limitations.

“Environmental Claim” means any Action, Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Condition” means any condition of the environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the Company has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release or Loss.

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, safety of employees or the public or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials, including the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq.

5

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” means any unit, membership interest, capital stock, partnership or other similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Code §414.

“Escrow Account” means the escrow account established and maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” has the meaning set forth in the recitals.

“Exchange Act” has the meaning set forth in Section 5.07(a).

“Excluded Representations” has the meaning set forth in Section 8.01.

“Existing Senior Notes Trustee” has the meaning set forth in the recitals.

“Expense Fund” has the meaning set forth in Section 10.01(d).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Firm” has the meaning set forth in Section 10.14.

“Fraud” means, with respect to a Party, intentional common law fraud under the Laws of the State of Delaware (and not constructive fraud, promissory fraud, negligent misrepresentation, or omission, or any form of fraud premised merely on recklessness or negligence) with respect to the making of the representations and warranties by such Party pursuant to Article IV or Article V, as applicable, or any of the certificates delivered by such Party pursuant to Section 7.02(e) or Section 7.03(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

6

“Hazardous Materials” means any (a) toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste or material, (b) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, polychlorinated biphenyls or radon gas, (c) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “extraordinarily hazardous substances”, “solid wastes”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Law and (d) any other chemical, pollutant, waste, material or substance that is regulated by or to which Liability or standards of conduct may be imposed under any Environmental Law.

“Immediate Release Event” has the meaning set forth in Section 3.05(b)(i)(B).

“Indebtedness” means any Liability (a) for borrowed money, (b) under any reimbursement obligation, including those related to letters of credit, banker’s acceptances or note purchase facilities, (c) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (d) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, (e) for the deferred purchase price of any property or services, (f) all obligations under any interest rate, currency or other hedging agreement, (g) commitments to repay deposits or advances by or owing to third parties, (h) prepayment premiums or any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments thereof and accrued interest, if any, on and fees and expenses and all other amounts owed in respect of any of the foregoing and (i) any direct or indirect guaranty of indebtedness of any other Person or a type described in the foregoing clauses (a) through (h).

“Indemnified Party” means a party making a claim under Article VIII.

“Indemnifying Party” means a party against whom a claim is asserted under Article VIII.

“Information Systems” has the meaning set forth in Section 4.10(g).

“Insurance Policy” has the meaning set forth in Section 4.13(a).

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“Intellectual Property Assets” means all of the Intellectual Property of the Company that relates to, is used in, is necessary for the conduct of or is held for use by the Company, including all of the rights of the Company to Intellectual Property under the Intellectual Property Licenses and the goodwill represented by all such Intellectual Property.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including any Affiliate of the Company, grant to the Company exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or is necessary for the conduct of the Company’s operations as currently conducted or proposed to be conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

7

“International Trade Laws” means all applicable Laws relating to (a) the importation of goods, including the Tariff Act of 1930, as amended, and all Laws administered by U.S. Customs and Border Protection relating to the tariff classification, valuation and country of origin of imported goods, the payment of customs duties, tariffs, taxes and surtaxes on imported goods, special trade measures and safeguards (including antidumping and countervailing duty measures), tariff rate quotas, certificates of origin and other documents issued pursuant to applicable free trade agreements, and import permits or licenses, (b) export controls and economic sanctions, including the Export Administration Regulations, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act and all regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, and (c) anti-bribery and anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any analogous Laws of other jurisdictions.

“Inventory” means, with respect to any Person, any inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and components, or goods or products used, held for use or related to such Person’s conduct, whether located on such Person’s respective Real Property or located at any third-party locations.

“Investment” means any Equity Interest, of record or beneficially, directly or indirectly, in any Person.

“IRCA” means the Immigration Reform and Control Act of 1986, as amended.

“IRE Floor Price” has the meaning set forth in Section 3.05(b)(i)(B).

“IRE Formula” has the meaning set forth in Section 3.05(b)(i)(B).

“IRE Shares” has the meaning set forth in Section 3.05(b)(i)(B).

“IRE Tranche” has the meaning set forth in Section 3.05(b)(i)(B).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Derek Richardson, Christopher Miller or Scott Vertrees, in each case after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, policy, guidance, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Letter of Transmittal” has the meaning set forth in Section 3.07.

“Liability” means a liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loss” means loss, damage, Liability, deficiency, Actions, judgment, interest, award, penalty, fine, settlement, disbursement, cost or expense of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition, development, circumstance, state of facts or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, operations, assets, liabilities, properties, results of operations, condition, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement on a timely basis; provided that no event, occurrence, fact, condition, development, circumstance, state of facts or change resulting from any of the following, individually or in the aggregate, shall, solely to the extent arising out of such matter, constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic, credit, debt, financial or capital market conditions in the United States or any other jurisdiction in which the Company conducts material business; (ii) conditions generally affecting the industry or markets in which the Company operates; (iii) changes in Law or GAAP, or in the interpretation or enforcement thereof; (iv) acts of war, armed hostilities, sabotage, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornados, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events, or any escalation or worsening of any of the foregoing; (v) the public announcement of the execution of this Agreement, but only to the extent the adverse effect results directly from such public announcement and not from any underlying fact, condition or circumstance giving rise to such effect; (vi) any action taken or omitted to be taken by the Company at the express written request of Parent after the date of this Agreement, or any action expressly required to be taken or expressly prohibited by this Agreement; or (vii) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by this definition; provided, further, that any event, occurrence, fact, condition, development, circumstance, state of facts or change referred to in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such event, occurrence, fact, condition, development, circumstance, state of facts or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and geographic markets in which the Company and its Subsidiaries operate.

8

“Material Contract” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.12(a).

“Material Suppliers” has the meaning set forth in Section 4.12(b).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Non-Accredited Holder” means a holder of Company Common Stock or Company Options who does not certify that such holder is an Accredited Investor in the applicable Transaction Document.

“Non-Accredited Holder Cash Pool” means an amount in cash equal to $90,000 in the aggregate.

“Note Amendments” has the meaning set forth in the recitals.

“Pro Rata Non-Accredited Share” means, with respect to any Non-Accredited Holder, a fraction, expressed as a percentage, (a) the numerator of which is the number of shares of Company Common Stock held by such Non-Accredited Holder immediately prior to the Effective Time, and (b) the denominator of which is the aggregate number of shares of Company Common Stock held immediately prior to the Effective Time by all Non-Accredited Holders.

“Promissory Note” means that certain Senior Secured Promissory Note, made by Parent in favor of the Senior Lenders, in the form attached hereto as Exhibit F.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Option Cancellation Agreement” has the meaning set forth Section 3.02(b).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company consistent with past custom and practice (including with respect to quantity and frequency).

9

“OSHA” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether that of a Governmental Authority or private Person (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock of Parent.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing, and moral and economic rights of inventors in any of the foregoing.

“Permit” means a permit, license, franchise, approval, authorization, registration, certificate, variance or similar right obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) all Encumbrances disclosed in title insurance policies that have been delivered to Parent, (b) statutory Encumbrances for Taxes, assessments, fees and other charges by Governmental Authorities that are not yet due and payable and for which there are adequate accruals or reserves on the balance sheet included with the Interim Financial Statements or (c) mechanics’, carriers’, workmen’s or repairmen’s Encumbrances arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company’s property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to an identified or identifiable natural person or household, including any information that constitutes “personal data,” “personal information,” “personally identifiable information” or any similar term under applicable Privacy Laws.

“Personal Property” means, with respect to any Person, all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets, raw materials, supplies, works in process, finished goods and other inventories and other tangible personal property owned or leased by such Person related to or used or held for use by the Company, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“Pre-Closing Certificate of Incorporation” means the Company’s Certificate of Incorporation immediately prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

10

“Pre-Closing Taxes” mean Taxes (or the nonpayment thereof), (i) of the Company for the Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period (determined in accordance with the principles of Section 6.02); (ii) of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or non-U.S. Law), and Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract (other than any agreement entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and (iii) subject to Section 8.04(d)(v), Taxes resulting from the consummation of the transactions contemplated by this Agreement (including any Transfer Taxes which are the responsibility of the Securityholders’ Representative (on behalf of the Company Stockholders) under Section 6.02(e)); provided that Pre-Closing Taxes shall not include any Tax that is taken into account as a liability in the determination of Company Net Working Capital.

“Priority Claims” has the meaning set forth in Section 3.05(c).

“Privacy Laws” means all applicable Laws relating to the Processing of Personal Information, data privacy, data protection, data security, breach notification, or the interception or recording of communications, including the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and their implementing regulations, the General Data Protection Regulation (EU) 2016/679 and any equivalent national implementing Laws, and any other similar applicable federal, state, local, or foreign Laws.

“Processing” means any operation or set of operations performed on Personal Information or on sets of Personal Information, whether or not by automated means, including the collection, creation, recording, organization, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, dissemination, transfer, making available, alignment, combination, restriction, erasure, or destruction thereof (and “Process” and “Processed” shall have correlative meaning).

“Real Property” means any and all real property and interests in real property of the Company (together with all buildings, structures, fixtures and improvements thereon), including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 4.09(b).

“Reference Price” means the volume-weighted average price (VWAP) of Parent Common Stock on NASDAQ over the fifteen (15) Trading Days ending on (and including) the Determination Date.

“Registrable Securities” has the meaning set forth in Section 6.13(a).

“Registration Statement” has the meaning set forth in Section 6.13(a).

“Related Party” means any current or former shareholder, director, officer, employee or Affiliate of the Company.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Restriction Period” has the meaning set forth in Section 3.05(b)(i)(A).

“Release Schedule” has the meaning set forth in Section 3.05(b)(i)(A).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Loss” has the meaning set forth in Section 10.01(b).

“Representative Group” has the meaning set forth in Section 10.01(b).

11

“Residual” has the meaning set forth in Section 3.05(c).

“Retention Plan” means the Deako, Inc. Employee Retention Plan authorized by the Board Consent dated March 17, 2026, providing for aggregate payments of $1,500,000.

“Rule 10b5-1 Plan” means a trading plan established in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and mutually agreed upon by the Senior Lenders and reasonably acceptable to Parent, pursuant to which the selected broker will effect the sale of SKYX Shares following their release from the Transfer Restrictions on each Unlock Date (with respect to Scheduled Release Shares) or upon an Immediate Release Event (with respect to IRE Shares), in each case in accordance with the Escrow Agreement.

“Sale Proceeds” has the meaning set forth in Section 3.05(c).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including (a) any Person listed on any sanctions-related list of designated Persons maintained by the U.S. Department of the Treasury (Office of Foreign Assets Control), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council or any other relevant Governmental Authority, (b) any Person operating, organized or resident in a country or territory that is the subject of comprehensive trade sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine), or (c) any Person that is fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by any Person described in clauses (a) or (b).

“Scheduled Release Shares” has the meaning set forth in Section 3.05(b)(i)(A).

“Schedules” means the disclosure schedules to this Agreement.

“SEC” has the meaning set forth in Section 6.13(a).

“SEC Filings” has the meaning set forth in Section 5.07(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.23(e).

“Seller Privileged Communications” has the meaning set forth in Section 10.14.

“Selling Expenses” means any fees or expenses due by the Company to any Person arising as a result of the transactions contemplated hereby, including accounting fees, legal fees, brokers fees and any other fees or expenses.

“Senior Lenders” has the meaning set forth in the recitals.

“Senior Lender Priority Payment” means $18,050,000 plus simple interest accruing thereon at an annual rate of twelve percent (12.00%) from the Closing Date until paid in full with Sale Proceeds.

“September 30 Financials” has the meaning set forth in Section 6.09(b).

“Signing Date” has the meaning set forth in the preamble.

“Signing Date Cash Consideration” has the meaning set forth in the recitals.

“SKYX Shares” has the meaning set forth in Section 3.05(a).

“Software” means all computer software, programs and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

12

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Securityholders’ Representative” has the meaning set forth in the preamble.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, any Equity Interests in such corporation, partnership, joint venture, limited liability company, trust or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Statute” has the meaning set forth in Section 4.04.

“Tax” means any tax of any kind, including any federal, state, local or foreign income, capital gains, gift or estate, gross receipts, commercial activity, sales, use, value-added, production, ad valorem, transfer, documentary, franchise, net worth, capital, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, unclaimed property or abandoned property or escheat, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, intangibles, windfall profits, customs, duties, tariffs, or other tax, fee, assessment, including tax for which a taxpayer is responsible by reason of Treasury Regulations Section 1.1502-6 (and any comparable provision of state, local or foreign Tax law) or as a successor by reason of Contract, indemnity or otherwise or as a result of any tax sharing agreement or group payment arrangement, together with any interest, additions, fine or penalty with respect thereto and any interest in respect of such interest, additions, fine or penalties, in each case whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority (including the IRS) responsible for the imposition or the administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the environment that might result from such Release.

“Total Payments” has the meaning set forth in Section 3.02(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

13

“Trading Days” means any day on which NASDAQ is open for trading.

“Transaction Document” means the Escrow Agreement, the Rule 10b5-1 Plan and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Transaction Documents, as indicated by the context in which such term is used.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“True Up Adjustment” has the meaning set forth in Section 3.05(b)(i)(B).

“Unlock Date” has the meaning set forth in Section 3.05(b)(i)(A).

“Updated Schedules” has the meaning set forth in Section 6.07(c).

“VWAP Value” means the volume-weighted average price of Parent Common Stock on NASDAQ over the fifteen (15) Trading Days ending on (and including) the date on which an Asserted Claim is resolved or finally determined.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Cancellation Agreement” has the meaning set forth in Section  3.03.

Article II

Merger

2.01 Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Closing; Effective Time.

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures at 1:00 p.m. Eastern Time no later than three (3) Business Days after the last of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied as of a later date) (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously at the Closing and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) At the Closing, the Company shall cause a certificate of merger (a “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon filing with the Secretary of State of the State of Delaware or at such other subsequent time as the Company and Parent may agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

14

2.03 Deliveries of the Company. At or prior to the Closing, the Company will deliver, or cause to be delivered, to Parent each of the following:

(a) written resignations, in forms satisfactory to Parent, of each of the officers and directors of the Company;

(b) the Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) days prior to the Closing Date;

(c) certificates of good standing of the Company, certified by the Secretary of State of the State of Delaware and each other jurisdiction, if any, in which the Company is qualified to do business, as of a date no more than ten (10) days prior to the Closing Date;

(d) copies of (A) the bylaws of the Company, (B) resolutions of the directors of the Company authorizing and effecting the termination of the Company’s 401(k) Plan (the “Company’s 401(k) Plan”) as of the day prior to the Closing Date, and (C) resolutions of the board of directors of the Company and of the Company Stockholders authorizing this Agreement in accordance with the DGCL, in each case, certified by an officer of the Company;

(e) duly executed copy of the Escrow Agreement, in the form attached hereto as Exhibit A;

(f) payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Parent to extinguish all Indebtedness of the Company, including under the Existing Senior Notes, and all security interests related thereto, in each case, to the extent directed by Parent, together with evidence of the full release of all Encumbrances, other than the Permitted Encumbrances, in a form satisfactory to Parent;

(g) evidence satisfactory to Parent that the Company has taken all actions necessary to effect the termination of the Company’s 401(k) Plan as of the day prior to the Closing Date;

(h) evidence reasonably satisfactory to Parent of the issuance of award notices with respect to the Retention Plan;

(i) an original certificate, dated as of the Closing Date, duly executed by an officer of the Company, prepared in accordance with Treasury Regulation § 1.1445-2(c)(3), and otherwise in form and substance satisfactory to Parent, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Code Section 897(c)(2)) at any time during the five (5)-year period prior to the Closing Date, with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing Date, as required by Treasury Regulation § 1.897-2(h)(2);

(j) no later than three (3) Business Days prior to the Closing Date, an updated Consideration Spreadsheet; and

(k) such other documents or instruments as Parent may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.04 Deliveries of Parent. At or prior to the Closing, Parent will deliver, or cause to be delivered, to the Company, the following:

(a) evidence of the issuance of the SKYX Shares to the Escrow Agent, in its capacity as such, in book-entry form;

(b) evidence that (i) the Signing Date Cash Consideration was paid to the Existing Senior Notes Trustee on the Signing Date and (ii) the Closing Date Cash Consideration has been paid to the Existing Senior Notes Trustee at or prior to the Closing;

(c) a duly executed copy of the Promissory Note;

15

(d) a duly executed copy of an employment agreement between Parent (or the Surviving Corporation) and Derek Richardson;

(e) a certificate of the Secretary (or equivalent officer) of Parent certifying the resolutions adopted by the Parent board of directors approving the transactions contemplated by this Agreement;

(f) a certificate of the Secretary (or equivalent officer) of Merger Sub certifying resolutions of the board of directors of Merger Sub and of Parent, as the sole stockholder of Merger Sub, authorizing this Agreement in accordance with the DGCL, in each case, certified by an officer of the Company; and

(g) a certificate of good standing of Parent, certified by the Secretary of State of the State of Florida, as of a date no more than ten (10) days prior to the Closing Date.

2.05 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the preceding sentence, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

2.06 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the amended and restated certificate of incorporation attached to the Certificate of Merger shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance therewith or applicable Law.

(b) The Company shall take all lawful action so that the bylaws of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be reflected therein as “Deako, Inc.”, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance therewith or by the certificate of incorporation of the Surviving Corporation and by applicable Law.

2.07 Directors and Officers. The Company shall take all lawful action so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Article III

CONVERSION OF CAPITAL STOCK; MERGER CONSIDERATION

3.01 Effects of the Merger on the Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any shares of Company Capital Stock or shares of capital stock of Merger Sub:

(a) Cancellation of Treasury Stock. Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) automatically shall be cancelled and extinguished, without any conversion thereof nor payment or distribution made with respect thereto.

(b) Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than a share held in the Company’s treasury or a Dissenting Share) automatically shall be converted into the right to receive such holder’s pro rata share of the Residual in accordance with the Escrow Agreement. The portion of the Residual allocable to each share of Company Preferred Stock shall be determined on a per share basis in accordance with the liquidation preferences, participation rights, conversion rights and other distribution priorities applicable to each series of Company Preferred Stock as set forth in the Pre-Closing Certificate of Incorporation, applied as if the aggregate value of the Residual (determined by reference to the Reference Price) constituted the total assets of the Company legally available for distribution to the holders of Company Capital Stock in a liquidation, dissolution or winding up of the Company, with each share of Company Preferred Stock receiving the greater of (A) its applicable per share liquidation preference amount (plus any declared but unpaid dividends thereon) as set forth in the Pre-Closing Certificate of Incorporation and (B) the amount such share would receive on an as-converted-to-Company Common Stock basis, in each case as a proportion of the aggregate value of the Residual. The Consideration Spreadsheet shall set forth the application of the foregoing formula to each holder of Company Preferred Stock.

16

(c) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than a treasury share cancelled pursuant to Section 3.01(a) and a Dissenting Share) automatically shall be cancelled and extinguished and converted into the right to receive the following, as applicable:

(i) Accredited Holders. With respect to each share of Company Common Stock held by a Company Stockholder who is an Accredited Holder, such share shall be converted into the right to receive such holder’s pro rata share of the Residual allocable to the Company Common Stock in accordance with the Escrow Agreement. The portion of the Residual allocable to each share of Company Common Stock shall be determined on a per share basis by dividing (A) the aggregate value of the Residual (determined by reference to the Reference Price) remaining after the distribution of the liquidation preferences applicable to the Company Preferred Stock in accordance with the Pre-Closing Certificate of Incorporation (or, if the holders of Company Preferred Stock participate on an as-converted basis, after giving effect to such conversion) by (B) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, shares of Company Common Stock issuable upon conversion of Company Preferred Stock to the extent participating on an as-converted basis in accordance with the Pre-Closing Certificate of Incorporation), and allocating the resulting per share amount to each share of Company Common Stock. The Consideration Spreadsheet shall set forth the application of the foregoing formula to each Accredited Holder.

(ii) Non-Accredited Holders. With respect to each share of Company Common Stock held by a Company Stockholder who is a Non-Accredited Holder, such share shall be cancelled and extinguished at the Effective Time and converted into the right to receive an amount in cash equal to such Non-Accredited Holder’s Pro Rata Non-Accredited Share of the Non-Accredited Holder Cash Pool. The determination of Non-Accredited Holders and the calculation of each Non-Accredited Holder’s Pro Rata Non-Accredited Share shall be made as of the date the final Consideration Spreadsheet is delivered pursuant to Section 3.06 and shall be reflected on such final Consideration Spreadsheet. The payment of the applicable portion of the Non-Accredited Holder Cash Pool shall be in full satisfaction of all rights of such Non-Accredited Holder in respect of such Non-Accredited Holder’s shares of Company Common Stock.

(d) Abandoning Stockholders. Notwithstanding anything to the contrary in this Section 3.01, any holder of Company Common Stock or Company Preferred Stock may elect, by delivering a duly completed and executed Letter of Transmittal to the Company prior to the Effective Time indicating such holder’s election to abandon all (and not less than all) of such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable (each such election, an “Abandonment Election,” and each such holder, an “Abandoning Stockholder”), to have all of such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, cancelled and extinguished at the Effective Time in exchange for an aggregate cash payment of one dollar ($1.00) per holder (the “Abandonment Consideration”), in lieu of any portion of the Residual, Non-Accredited Holder Cash Pool proceeds or any other consideration otherwise payable in respect of such shares pursuant to this Agreement. No Abandoning Stockholder shall be entitled to receive any portion of the Residual, Sale Proceeds or any other consideration in respect of the abandoned shares. The payment of the Abandonment Consideration shall be in full satisfaction of all rights of such Abandoning Stockholder in respect of such Abandoning Stockholder’s shares of Company Common Stock or Company Preferred Stock, as applicable. For the avoidance of doubt, an Abandonment Election shall be irrevocable upon delivery of the Letter of Transmittal and no Abandoning Stockholder may make an Abandonment Election with respect to less than all shares of Company Common Stock or Company Preferred Stock held by such holder immediately prior to the Effective Time.

(e) Common Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become as of the Effective Time one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001, of the Surviving Corporation.

17

3.02 Company Options. The Company shall take all lawful action so that:

(a) Non-Accredited Holder. At the Effective Time, each Company Option that is held by a Non-Accredited Holder and that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time for no consideration, and no Non-Accredited Holder shall be entitled to receive any portion of the Residual, cash, securities or other property in respect of such Company Option. For the avoidance of doubt, no portion of the Residual shall be allocated, issued, distributed or otherwise payable to any Non-Accredited Holder in respect of any share of Company Option held by such Non-Accredited Holder.

(b) Accredited Holder. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, that is vested and unexercised, and that is held by an Accredited Holder, shall be exchanged for the right to receive the number of shares of Company Capital Stock deemed issuable upon a net settlement of such Company Option pursuant to, and in accordance with, an option cancellation agreement in the form attached hereto as Exhibit D (each, an “Option Cancellation Agreement”). For this purpose, the number of shares of Company Capital Stock deemed issuable upon such net settlement shall be determined based on the excess of the Common Per Share Residual Value over the applicable exercise price of such Company Option, multiplied by the number of shares of Company Capital Stock subject to such Company Option, divided by the Common Per Share Residual Value, and the resulting number of deemed shares shall receive the allocation applicable to such shares under Section 3.01(b) or Section 3.01(c), as applicable; provided, however, that if it should be determined that any payment or benefit to any such Accredited Holder, including but not limited to any Company Capital Stock otherwise issuable to any such Accredited Holder pursuant to this Section 3.02(b), whether paid or provided pursuant to this Agreement or otherwise (collectively, the “Total Payments”), would be a “parachute payment” (within the meaning of Section 280G of the Code), then the number of shares of Company Capital Stock otherwise issuable to such Accredited Holder pursuant to this Section 3.02(b) shall be reduced to the greatest number of shares of Company Capital Stock such that the value of the Total Payments (including the reduced number of shares of Company Capital Stock) to such Accredited Holder does not exceed the maximum value that could be paid or provided to such Accredited Holder without giving rise to an excise tax under Section 4999 of the Code, with any such determination and all related calculations to be made by a national accounting, valuation firm or law firm selected by Parent, and with the costs of such accounting firm, valuation firm or law firm to be paid by Parent. Any Company Option with an exercise price per share equal to or greater than the Common Per Share Residual Value on the Determination Date shall be cancelled and extinguished for no consideration. Notwithstanding the foregoing, if the holder of a Company Option receives a payment under the Retention Plan, any distribution of Residual to such holder in respect of the Company Option shall be reduced by the amount of such payment under the Retention Plan.

3.03 Company Warrants The Company shall take all lawful action so that, at the Effective Time, each Company Warrant shall be exchanged for the right to receive such holder’s pro rata share of the Residual pursuant to, and in accordance with, a warrant cancellation agreement in the form attached hereto as Exhibit E (each, a “Warrant Cancellation Agreement”). The portion of the Residual allocable to each such Company Warrant shall be determined on a per share basis by first calculating the number of shares of Company Capital Stock issuable upon a net exercise of such Company Warrant (based on the Common Per Share Residual Value) in accordance with the terms of such Company Warrant, and then applying the per share allocation formula set forth in Section 3.01(b) or Section 3.01(c), as applicable, to the shares of Company Capital Stock deemed issued upon such net exercise. The Consideration Spreadsheet shall set forth the application of the foregoing formula to each such holder of Company Warrants.

3.04 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time, the holders of which have neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and who have properly demanded their rights to appraisal in accordance with Section 262 of the DGCL (such shares, collectively, “Dissenting Shares” and each, a “Dissenting Share”) shall not be converted into the right to receive the consideration provided in Section 3.01(c) or Section 3.01(b), respectively, but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only those rights provided by Section 262 of the DGCL. If, after the Effective Time, any holder of a Dissenting Share withdraws, loses, or fails to perfect such holder’s rights to appraisal, then such Dissenting Share shall be treated as if it had been converted as of the Effective Time pursuant to Section 3.01(c) or Section 3.01(b), as applicable.

18

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on the Company relating to Company Stockholders’ rights of appraisal pursuant to the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the requirements of the DGCL.

3.05 Issuance of the SKYX Shares.

(a) Issuance of the SKYX Shares. At Closing, Parent shall issue in book-entry form 25,000,000 shares of Parent Common Stock (the “SKYX Shares”) to the Escrow Agent.

(b) Sale Mechanics.

(i) Transfer Restrictions.

(A) The SKYX Shares shall be subject to transfer restrictions (the “Transfer Restrictions”) commencing on the Closing Date and expiring in accordance with the following release schedule: (i) 25% of the SKYX Shares shall be released from the Transfer Restrictions on the date that is 12 months after the Closing Date; (ii) an additional 25% of the SKYX Shares shall be released from the Transfer Restrictions on the date that is 15 months after the Closing Date; (iii) an additional 25% of the SKYX Shares shall be released from the Transfer Restrictions on the date that is 18 months after the Closing Date; and (iv) the remaining 25% of the SKYX Shares shall be released from the Transfer Restrictions on the date that is 21 months after the Closing Date (collectively, the “Release Schedule”, and each such date on which SKYX Shares are released for sale, an “Unlock Date”). The period commencing on the Closing Date and ending on the last Unlock Date is referred to herein as the “Restriction Period.” For purposes of this Agreement, “Scheduled Release Shares” means, with respect to each Unlock Date, the number of SKYX Shares that would be released from the Transfer Restrictions on such Unlock Date, determined without giving effect to any prior release of IRE Shares (as defined below) or reclassification of IRE Shares pursuant to Section 3.05(b)(i)(B).

(B) The Senior Lenders shall not transfer any SKYX Shares except pursuant to the Rule 10b5-1 Plan following the release of the applicable SKYX Shares from the Transfer Restrictions in accordance with the Release Schedule or upon an Immediate Release Event (as defined below). Notwithstanding the Release Schedule, if on any Trading Day the closing price of Parent Common Stock on NASDAQ equals or exceeds $5.00 per share (an “Immediate Release Event”), SKYX Shares in the number determined by the IRE Formula (as defined below) shall be released from the Transfer Restrictions and delivered to the broker selected pursuant to the Rule 10b5-1 Plan (the “Broker”) for sale in accordance with the Rule 10b5-1 Plan. The number of SKYX Shares comprising each such release shall equal the lesser of (x) the quotient of (I) the Senior Lender Priority Payment then outstanding (including accrued and unpaid interest) divided by (II) the volume-weighted average price of Parent Common Stock on NASDAQ for the five (5) Trading Days immediately preceding the date of the Immediate Release Event, multiplied by 1.15 and rounded up to the nearest whole share, and (y) the number of SKYX Shares then remaining subject to the Transfer Restrictions and available for release under the Escrow Agreement (the “IRE Formula”). Each such release of SKYX Shares following an Immediate Release Event is referred to as an “IRE Tranche,” and the SKYX Shares included therein, the “IRE Shares.” The Broker shall not sell any IRE Shares at a price below $4.00 per share (the “IRE Floor Price”). All Sale Proceeds from any sales of IRE Shares shall be applied solely to satisfy the Senior Lender Priority Payment in accordance with Section 3.05(c). At the close of trading on the Trading Day immediately preceding each Unlock Date, any IRE Shares that remain unsold shall automatically be reclassified as Scheduled Release Shares, up to the number of SKYX Shares scheduled to be released on such Unlock Date; any IRE Shares so reclassified shall reduce on a share-for-share basis the number of Scheduled Release Shares scheduled to be released on such Unlock Date, and any IRE Shares that are not reclassified (because the number of unsold IRE Shares exceeds the number of Scheduled Release Shares for such Unlock Date) shall continue to constitute IRE Shares and be subject to the IRE Floor Price unless and until reclassified on a subsequent Unlock Date. If any Party identifies an error in the Broker’s calculation of the number of IRE Shares comprising any IRE Tranche, it shall promptly notify the Broker and the other Parties in writing. Upon confirmation or resolution of such error, the size of the next tranche not yet delivered to the Broker shall be increased or decreased, as applicable, to correct for the excess or shortfall in the prior IRE Tranche (a “True-Up Adjustment”), with any remaining adjustment carried forward to successive tranches until fully absorbed. True-Up Adjustments shall operate on a prospective basis only and shall not require the recall of any IRE Shares already delivered or sold.

19

(C) Upon satisfaction in full of the Senior Lender Priority Payment, the Rule 10b5-1 Plan shall terminate. Each book-entry representing SKYX Shares shall bear a restrictive legend noting the Transfer Restrictions until the applicable SKYX Shares are released from the Transfer Restrictions in accordance with the Release Schedule or upon an Immediate Release Event. Notwithstanding the foregoing, a Company Stockholder may transfer the Residual to its Affiliates, family members, family trusts or estate-planning vehicles, provided that the transferee agrees in writing to be bound by the Transfer Restrictions.

(c) Distribution of Sale Proceeds. The Escrow Agreement shall provide that the net proceeds resulting from the sale of the SKYX Shares pursuant to the Rule 10b5-1 Plan following the release of the applicable SKYX Shares from the Transfer Restrictions (whether on an Unlock Date or upon an Immediate Release Event) (the “Sale Proceeds”) shall be applied to the Senior Lender Priority Payment until the Senior Lender Priority Payment is paid in full. Following the complete discharge of the Senior Lender Priority Payment, the Escrow Agreement shall provide for the satisfaction of the following obligations in the following order of priority (clauses (i) through (ii) below are referred to collectively as the “Priority Claims”):

(i) first, the Escrow Agent shall return to Parent SKYX Shares with an aggregate value of $1,500,000 (based on the Reference Price) for cancellation by Parent, to the extent that there are sufficient SKYX Shares remaining in the Escrow Account after satisfaction of the Senior Lender Priority Payment; provided, however, that such return shall be conditioned upon Parent having theretofore or concurrently therewith delivered $1,500,000 in cash to the Surviving Corporation (or its designee) to fund the obligations under the Retention Plan; and

(ii) second, to satisfy any undisputed indemnification claims of Parent Indemnitees submitted to the Securityholders’ Representative in accordance with Article VIII hereof; provided, that (A) any indemnification claim for which notice has been given in accordance with Section 8.05 hereof prior to the expiration of the relevant survival period (each, an “Asserted Claim”) may continue to be asserted and indemnified against until finally resolved, (B) no Asserted Claim that has not yet been finally determined as of the Determination Date shall delay or prevent the distribution of the Residual to the Contingent Beneficiaries, and (C) the Securityholders’ Representative shall establish a reasonable reserve from the Escrow Property (as defined in the Escrow Agreement) in an amount reasonably estimated to be sufficient to satisfy any such pending Asserted Claims (based on the VWAP Value), which reserve shall be released to the Contingent Beneficiaries to the extent such Asserted Claims are resolved or finally determined; provided, further, that no indemnification claim submitted after the expiration of the applicable survival period set forth in Section 8.01 hereof (and which does not constitute an Asserted Claim) shall constitute a Priority Claim hereunder.

Following satisfaction in full of the Priority Claims, the Escrow Agent shall cause the SKYX Shares then remaining in the Escrow Account and any other property then remaining in the Escrow Account (the “Residual”) to be allocated and distributed to the Contingent Beneficiaries in accordance with the Escrow Agreement.

20

(d) Treatment of the Residual.

(i) Allocation. Promptly following the Determination Date, the allocation of the Residual shall be fixed based on the Reference Price and the information set forth in the Consideration Spreadsheet. Once fixed, the allocation shall not be recalculated.

(ii) Distribution. Promptly following the Determination Date, the Securityholders’ Representative shall instruct the Escrow Agent to distribute the Residual in a single distribution (the “Release Instruction”). The Securityholders’ Representative shall concurrently deliver a distribution list to Parent’s transfer agent setting forth the Release Instruction, and Parent shall cause the SKYX Shares comprising the Residual to be re-registered in the names reflected in the Release Instruction. Parent may rely entirely on the distribution list provided by the Securityholders’ Representative to Parent’s transfer agent setting forth the Release Instruction and shall have no obligation to independently verify the allocations set forth therein. Following distribution of all of the Residual, the Escrow Account shall be closed in accordance with the Escrow Agreement and applicable Law.

(iii) Legend Removal and Other Actions. Parent shall use reasonable best efforts to take such actions as the Escrow Agent and the Securityholders’ Representative shall reasonably request to permit the sale of SKYX Shares and the SKYX Shares comprising the Residual in accordance with this Agreement and in compliance with applicable securities Laws, including providing appropriate direction to its transfer agent, causing restrictive legends to be removed (including following release of SKYX Shares on an Unlock Date or upon an Immediate Release Event) and blanket legal opinions to be issued to permit sales of the SKYX Shares comprising the Residual by Accredited Holders who are not affiliates of Parent after the expiration of applicable Transfer Restrictions.

3.06 Consideration Spreadsheet Not later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a spreadsheet substantially in the form attached hereto as Exhibit C (the “Consideration Spreadsheet”) setting forth, with respect to each holder of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants, as of immediately prior to the Effective Time, the following information: (a) the name of each such holder; (b) the holder type (e.g., individual, trust, pooled fund or SPV, operating entity); (c) the class or series of securities held by each such holder (including Company Common Stock, Company Preferred Stock, Company Convertible Notes, Company Options and Company Warrants, as applicable); (d) the Retention Plan payment amount, if any, allocable to each such holder; (e) whether such holder has made an Abandonment Election pursuant to Section 3.01(d); and (f) such other notes or information as may be necessary to describe the basis for the consideration allocated to each such holder. For the avoidance of doubt, the Consideration Spreadsheet shall constitute a ministerial application of the conversion formulas set forth in this Article III and shall not independently establish or modify the manner of converting shares of Company Capital Stock or other securities into merger consideration. The Consideration Spreadsheet shall be certified by the Chief Executive Officer of the Company as true, correct and complete. Parent and the Securityholders’ Representative may rely entirely on the Consideration Spreadsheet and shall have no obligation to independently verify the information set forth therein.

3.07 Surrender and Transmittal. Prior to the Effective Time, the Company shall deliver or cause to be delivered the Letter of Transmittal received from holders of Company Common Stock, Company Preferred Stock, Company Convertible Notes, Company Warrants, and Company Options (the “Letter of Transmittal”). Each such holder shall be entitled to receive consideration in accordance with this Article III only upon delivery to Parent (or such other exchange agent as the parties may designate) of a duly completed and executed Letter of Transmittal in the form attached hereto as Exhibit B and such other documents as may reasonably be required by Parent (or such other exchange agent). For the avoidance of doubt, any holder of Company Common Stock or Company Preferred Stock who wishes to make an Abandonment Election pursuant to Section 3.01(d) must deliver a duly completed and executed Letter of Transmittal indicating such Abandonment Election to the Company prior to the Effective Time; no Abandonment Election shall be effective unless accompanied by such delivery. Until a duly executed Letter of Transmittal is delivered to the Company, each outstanding book-entry representing Company Common Stock or Company Preferred Stock that, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock that have been converted pursuant to Section 3.01(c) or Section 3.01(b), respectively, shall be deemed for all purposes to evidence only the right to receive the applicable consideration set forth in this Article III. No interest shall accrue or be paid on any consideration payable upon surrender.

21

3.08 Withholding Rights. Parent, the Company, or any Person acting on their behalf shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.09 No Further Ownership Rights. The consideration paid or payable pursuant to this Article III upon conversion of shares of Company Common Stock and Company Preferred Stock pursuant to Section 3.01(c) or Section 3.01(b), respectively, and cancellation of Company Options and Company Warrants pursuant to Section 3.02 and Section 3.03, respectively, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares, options and warrants. From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock on the stock transfer books of the Surviving Corporation.

Article IV

Representations and Warranties OF THE COMPANY

Except as set forth in the Schedules (it being agreed that disclosure of any item in any section or subsection of the Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

4.01 Existence and Good Standing. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company is duly licensed or qualified to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 4.01, which are the only jurisdictions in which the Company is required to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Capitalization; Indebtedness and Selling Expenses; Subsidiaries.

(a) The authorized, issued and outstanding Equity Interests of the Company are set forth on Schedule 4.02(a). All issued and outstanding Equity Interests are validly issued, fully paid and non-assessable and are held of record as set forth on Schedule 4.02(a). There are (i) no outstanding subscriptions, options, calls, convertible debt, Contracts, restrictions, arrangements, warrants or other rights, including any rights plan, or any right of conversion or exchange under any outstanding security, instrument or other Contract, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company, or obligating the Company to grant, extend or enter into any such Contract and (ii) no voting trusts, proxies or other agreements or understandings to which the Company or any of the Company Stockholders are a party or are bound with respect to the voting of any of the Equity Interests of the Company or any other Person or which restrict the transfer of any such Equity Interest (in each case including the Company Capital Stock). There are no outstanding Contracts to repurchase, redeem or otherwise acquire any Equity Interest of the Company. The Company is not under any obligation to register the offer and sale or resale of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) Schedule 4.02(b) sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of all (a) Indebtedness of the Company and (b) Selling Expenses.

(c) The Company has no Subsidiaries and holds no Investments.

22

4.03 Power; Authority. The Company has the requisite, full corporate power and authority necessary to (a) own, operate and lease the Company’s properties and assets as and where currently owned, operated and leased and (b) carry on the business as currently conducted by the Company. The Company has the full power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and, subject to obtainment of the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document to which the Company is, or will be, a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), each such Transaction Document will constitute a legal and binding obligation of the Company, enforceable against it in accordance with its terms.

4.04 No Conflicts; Consents. The Company Board has adopted the Company Board Resolutions. The restrictions contained in Section 203 of the DGCL are not applicable to the Merger or the other transactions contemplated by this Agreement by reason of Section 203(b)(4) of the DGCL because the Company does not have a class of voting stock that is (x) listed on a national securities exchange or (y) held of record by more than 2,000 stockholders, and the Company has not elected by provision of its certificate of incorporation to be governed by Section 203 of the DGCL. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (collectively, a “Takeover Statute”) or any anti-takeover provision in the Certificate of Incorporation or other organizational documents of the Company is applicable to the Merger or the other transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the Transaction Documents, nor the performance by the Company of the Company’s obligations hereunder or thereunder will: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (ii) conflict with or result in a violation or other breach of any Law or Order applicable to the Company; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Company is a party or by which the Company is bound; or (iv) result in the creation or imposition of any Encumbrances. No consent, waiver, approval, authorization, exemption, registration, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority (collectively, “Consents”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby other than the execution, acknowledgement and filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.05 Financial Statements; Undisclosed Liabilities.

(a) Schedule 4.05 sets forth true, correct and complete copies of (i) the audited balance sheet of the Company as of December 31, 2025 (the “Balance Sheet Date”), December 31, 2024 and December 31, 2023, and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet of the Company as of March 31, 2026 and June 30, 2026, and the related unaudited statements of income, stockholders’ equity and cash flows for the three and six month periods ended March 31, 2026 and June 30, 2026, together with the notes thereto and the other financial information included therewith (collectively, the “Interim Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the time periods indicated. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Interim Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the time periods indicated, have been prepared and reviewed by the management of the Company in accordance with GAAP and are consistent with the Financial Statements, except for the absence of the customary year-end adjustments (none of which adjustments would, individually or in the aggregate, be material in nature or amount). The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company. The books of account of the Company are true, correct and complete in all material respects, and fairly reflect all material properties, assets, Liabilities and transactions of the Company. The internal controls and procedures of the Company are sufficient to ensure that the Financial Statements are true, correct and complete in all material respects. There is no probable or reasonably possible “loss contingency” (within the meaning of Statement of Financial Accounting Standards No. 5) that is not reflected in the Financial Statements.

23

(c) The Inventory of the Company is of a quality and quantity useable and saleable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in a manner consistent with past practice.

(d) The Company has no Liabilities, except (i) those that are adequately reflected or reserved against the balance sheet included in the Financial Statements, (ii) those that have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (iii) for the avoidance of doubt, Liabilities arising under or incurred in connection with any Material Contract or any other Contract entered into in the Ordinary Course of Business, in each case, to the extent not required to be performed after the date hereof.

(e) As of the Closing, the Company Net Working Capital Deficit shall be no more than $5,000,000.

4.06 Absence of Certain Changes, Events and Conditions. Since July 31, 2026, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not occurred any Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company has not:

(a) amended the Certificate of Incorporation or any of the Company’s organizational documents;

(b) changed any method of accounting or accounting practice, including any changes to Tax reporting or accounting principles;

(c) changed any cash management practices and policies, practices and procedures (including in respect of timing) with respect to revenue recognition, collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, in any case, of the Company;

(d) entered into, amended or terminated any Material Contract;

(e) incurred, assumed or Guaranteed any Indebtedness;

(f) paid, discharged or satisfied any Liability in excess of $100,000, other than the repayment of debt or trade obligations;

(g) transferred, assigned, sold or otherwise disposed of any of the assets or properties shown or reflected in the balance sheet included in the Financial Statements, other than in the Ordinary Course of Business;

(h) cancelled any debts or claims or amended, terminated or waived any rights of the Company relating thereto;

(i) transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

(j) sustained any material damage, destruction or loss, or any interruption in use, of any assets or properties of the Company, whether or not covered by insurance;

(k) accelerated, terminated, modified or cancelled any material Permit;

24

(l) incurred capital expenditures or commitments therefor in excess of $100,000 individually or $250,000 in the aggregate;

(m) sold, assigned, transferred (including, without limitation, transfers to any Employees, shareholders or Affiliates), licensed or subjected to any Encumbrance any tangible or intangible assets or properties, other than sales of Inventory of the Company in the Ordinary Course of Business;

(n) (i) granted any bonuses, whether monetary or otherwise, in respect of any Employee, (ii) changed the terms of any employment for, or the terms of any Contract related to the employment of, any Employee, (iii) entered into or terminated any Contract (or other employment relationship not by Contract) related to the employment of any Employee or any collective bargaining agreement covering any Employee or (iv) otherwise taken any action to accelerate the vesting or payment of any compensation or benefit for any Employee;

(o) made a loan to, or entered into any other transaction with, any Employee;

(p) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed (or consented to the filing of) a petition in bankruptcy under any provisions of federal or state bankruptcy Law;

(q) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $100,000 individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(r) (i) made a new Tax election or change in any Tax election, (ii) amended any Tax Return, (iii) settled any Tax audit, (iv) changed any Tax accounting method or practice, (v) surrendered any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, (vi) consented to the extension or waiver of the limitation period applicable to any Tax matter, or (vii) entered into any Contract with respect to Taxes;

(s) (i) increased the salary, wages or other compensation rates of any officer, Employee, director or consultant except in the Ordinary Course of Business or as required by Law, (ii) adopted, amended, modified or terminated any Employee Benefit Plan or (iii) made any commitment or incurred any Liability to any organization (including any such action taken with respect to any Employee Benefit Plan);

(t) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(u) entered into any Contract, or committed any act or omission, that could, or could reasonably be expected to, result in any of the foregoing in this Section 4.06.

4.07 Material Contracts.

(a) Schedule 4.07(a) sets forth, by reference to the applicable subsection of this Section 4.07(a), each Contract (and in the case of an oral Contract, the material terms of such Contract) to which the Company is a party:

(i) (A) involving aggregate consideration in excess of $100,000 or (B) requiring performance by any party thereto for more than one (1) year, which cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(ii) providing for the assumption of any Tax or other Liability of any Person;

(iii) relating to the acquisition or disposition of any business, stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);

25

(iv) involving any (A) employment relationship (including employment Contracts), or (B) independent contractor services, management services, consulting services, support services or any other similar services with any natural person that provides for compensation of more than $100,000 annually;

(v) governing the borrowing of money or the Guarantee or repayment of Indebtedness or the granting of any Encumbrance on any property or asset of the Company;

(vi) concerning the use of or restricting the use of any Intellectual Property, including development, assignment and licenses therefor;

(vii) involving the lease, occupancy, management or operation of the Leased Real Property;

(viii) providing for the lease of (by or from the Company) personal property and that provide for potential annual aggregate payments in excess of $100,000;

(ix) involving a customer of the Company that entails the delivery of products or services in exchange for annual aggregate payments that could exceed $100,000;

(x) involving a vendor that (A) could involve payments in excess of $100,000 during the twelve (12) month period following the Closing or (B) obligate Parent (or any Affiliate thereof) to purchase products or services from such vendor during periods following the twelve (12) month anniversary of the Closing;

(xi) pertaining to the settlement or compromise of any Actions that were (A) entered into during the three (3) years prior to the Signing Date or (B) under which the Company has any outstanding Liability;

(xii) to which any Governmental Authority is a party;

(xiii) limiting or purporting to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, including exclusivity arrangements, non-competition or similar restrictions;

(xiv) providing for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the assets or properties of the Company, including “most favored nation” pricing arrangements, special warranties, agreements to take back or exchange goods, consignment arrangements;

(xv) involving any labor organization, union or association, including any collective bargaining Contract relating thereto; and

(xvi) any other Contract material to the conduct of the Company’s operations not previously identified in the foregoing clauses (i)-(xv).

The Contracts listed (or required to be listed) in the foregoing clauses (i)-(xvi) are each, individually, a “Material Contract” and are, collectively, the “Material Contracts.”

(b) The Company has provided to Parent true, correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Each Material Contract is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, and is in full force and effect. With respect to the Material Contracts, (i) neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract is in default under or in violation of (or is alleged to be in default under or in violation of), or has provided or received any notice of any intention to terminate, any Material Contract, (ii) to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute such a default or violation or would cause or permit the acceleration, termination or other changes to any right or obligation or the loss of any benefit thereunder, (iii) the Company has not waived or released any of the Company’s rights under any Material Contract and (iv) there are no Actions pending or, to the Knowledge of the Company, threatened, under any Material Contract.

26

4.08 Title; Condition and Sufficiency of Assets.

(a) The Company has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, tangible or intangible, that are either used or held for use by it (wherever located), that are reflected on the Financial Statements or that were acquired after the Balance Sheet Date, in each case free and clear of all Encumbrances, except for Permitted Encumbrances, excluding properties and assets sold or disposed of since the Balance Sheet Date in the Ordinary Course of Business.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Personal Property of the Company are structurally sound, free from any material defects, in good operating condition and repair (subject to normal wear and tear), and adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Personal Property of the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The Personal Property of the Company is sufficient for the continued conduct of the Company’s operations after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary for the continued conduct of the Company’s operations as currently conducted. To the Knowledge of the Company, no other Person has any right to, title in or interest in any of the assets or properties of the Company.

4.09 Real Property.

(a) The Company does not own any Real Property.

(b) Schedule 4.09(b) sets forth a true, correct and complete description of all Real Property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”) and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements related to, used by, necessary for the conduct of or held for use by the Company (the “Real Property Leases”). The Company has delivered to Parent a true, correct and complete copy of each Real Property Lease. With respect to each Real Property Lease:

(i) such Real Property Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) the Company is not in breach or default under such Real Property Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default;

(iii) the Company has paid all rents, deposits and additional rents due and payable under such Real Property Lease and no security deposit or portion thereof has been applied in respect of a breach or deposit under such Real Property Lease that has not been redeposited in full;

(iv) the Company has not received, and has not given, any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases;

(v) to the Knowledge of the Company, no other party thereto is in default thereof or exercised any termination rights with respect thereto;

(vi) the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(vii) the Company has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property, and has received no notice that the owner of such Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder.

27

(c) The Company has not received any notice of: (i) violations of building codes, zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to the Knowledge of the Company, threatened condemnation proceedings affecting the Leased Real Property, (iii) existing, pending or, to the Knowledge of the Company, threatened, zoning, building code or other moratorium proceedings or (iv) similar matters that could reasonably be expected to adversely affect the operation of the Leased Real Property. Neither the whole nor any portion of the Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient in all material respects for the continued conduct of the Company’s operations after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Company as currently conducted. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.

4.10 Intellectual Property.

(a) Schedule 4.10(a) sets forth: (i) all of the Intellectual Property Registrations (with owner, countries, registration and application numbers and dates initiated), and (ii) all of the material Intellectual Property Assets that are not registered. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars and all Intellectual Property Registrations are otherwise in good standing. The Company has provided to Parent true, correct and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) The Company owns exclusively all right, title and interest in and to the Intellectual Property Assets, free and clear of all Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every Employee and former employee of the Company, and with every current and former independent contractor, in each case that contributed to the creation of the Intellectual Property Assets, whereby such Employees, former employees and independent contractors (i) assigned to the Company any ownership interest and right they may have in the Intellectual Property Assets and (ii) acknowledge the Company’s exclusive ownership of all Intellectual Property Assets. The Company is in compliance with all legal requirements applicable to such Intellectual Property Assets and the Company’s ownership and use thereof.

(c) Schedule 4.10(c) lists all Intellectual Property Licenses. The Company has provided to Parent true, correct and complete copies of all Intellectual Property Licenses. All Intellectual Property Licenses are valid, binding and enforceable between the Company and the other parties thereto, and the Company is in compliance with the terms and conditions of such Intellectual Property Licenses and, to the Knowledge of the Company, each other party thereto is in compliance with the terms and conditions of such Intellectual Property Licenses.

(d) The Intellectual Property Assets as currently or formerly owned, licensed or used by the Company, and the conduct of the Company’s operations as currently and formerly conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. The Company has not received any notice, and no Action has been instituted, settled or, to the Knowledge of the Company, threatened, that alleges any such infringement, violation or misappropriation. None of the Intellectual Property is subject to any outstanding Order.

(e) Schedule 4.10(e) sets forth all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Intellectual Property Assets. The Company has provided Parent with true, correct and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto and the Company and the other parties thereto are in compliance with the terms and conditions of such agreements. To the Knowledge of the Company, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(f) The Company uses reasonable measures to maintain the secrecy of all Trade Secrets of the Company that the Company advocates as material to the operations of the Company and are valuable thereto by virtue of their secrecy.

(g) Schedule 4.10(g) identifies the principal information systems (including operating systems, software, applications and databases) related to, used by, necessary for the conduct of or held for use by the Company (the “Information Systems”). The Information Systems are operational and perform the functions for which they were intended. Without limiting the generality of the foregoing, (i) the Company owns or has a valid license for all of the Information Systems used by the Company, (ii) the Information Systems do not contain any computer code or any other procedures, routines or mechanisms which permit a third party to access such Information Systems without authorization and (iii) the Information Systems are not subject to the terms or any “open source,” “copyleft” or other similar license or distribution model that would require its source code to be publicly distributed in either whole or part.

28

4.11 Accounts Receivable. The Accounts Receivable of the Company reflected on the balance sheet included with the Financial Statements and the Accounts Receivable of the Company arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business, (b) constitute only valid, undisputed claims of the Company not subject to claims of setoff or other defenses or counterclaims and (c) are collectible in full in the Ordinary Course of Business, net of the reserve therefor, in accordance with their terms. There are no Actions pending with respect to any of the Accounts Receivable of the Company reflected on the balance sheet included in the Interim Financial Statements that have not been reserved for in the Interim Financial Statements. The reserve on the Financial Statements against the Accounts Receivable of the Company for returns and bad debts is adequate and has been calculated in accordance with GAAP and in a manner consistent with past practice.

4.12 Customers and Suppliers.

(a) Schedule 4.12(a) sets forth the top five (5) customers of the Company (determined on the basis of the total dollar amount of sales to such customers) for each of the years ended December 31, 2025, December 31, 2024 and December 31, 2023 and for the period between January 1, 2026 and June 30, 2026 (“Material Customers”), and, opposite the name of each Material Customer, the dollar amount of revenues from such Material Customer during such periods. All Material Customers continue to be customers of the Company and none of such Material Customers has materially reduced, nor does the Company have reason to believe that any Material Customer will materially reduce, its business with the Company from the levels achieved during the year ended December 31, 2025, (i) no Material Customer has terminated its relationship with the Company, nor has the Company received any notice, or has reason to believe, that any Material Customer intends to do so, (ii) the Company is not involved in any Action or controversy with any Material Customer and (iii) the Company is not involved in any Action or controversy with any of its other customers.

(b) Schedule 4.12(b) sets forth the top five (5) suppliers of the Company (determined on the basis of the total dollar amount of purchases from such suppliers) for each of the years ended December 31, 2025, December 31, 2024 and December 31, 2023 and for the period between January 1, 2026 and June 30, 2026 (“Material Suppliers”), and, opposite the name of each Material Supplier, the dollar amount of purchases from such Material Supplier during such periods. All Material Suppliers continue to be suppliers of the Company and none of such Material Suppliers has materially reduced, nor does the Company have reason to believe that any Material Supplier will materially reduce, its business with the Company from the levels achieved during the year ended December 31, 2025, (i) no Material Supplier has terminated its relationship with the Company, nor has the Company received any notice, or has reason to believe, that any Material Supplier intends to do so, (ii) the Company is not involved in any claim, dispute or controversy with any Material Supplier and (iii) the Company is not involved in any claim, dispute or controversy with any of its other suppliers.

4.13 Insurance.

(a) Schedule 4.13(a) sets forth (i) a true, correct and complete list of all current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance (each, an “Insurance Policy”) maintained by the Company, or under which the Company, or any director, manager or officer of the Company, as the case may be, is or has been a party, an insured or otherwise the beneficiary of coverage and (ii) a list of all pending claims, a list of any potential claims reserved for on the Financial Statements and a list of the claims history for the Company since the Balance Sheet Date. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company has not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All Insurance Policies (i) are in full force and effect and valid and enforceable in accordance with their terms, (ii) are provided by carriers who are, to the Knowledge of the Company, financially solvent and (iii) have not been subject to any lapse in coverage. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any Insurance Policy. The Company has delivered to Parent true, correct and complete copies of the Insurance Policies. No notice of cancellation or termination or non-renewal has been received with respect to any such policy. The execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a breach or default under the Insurance Policies or permit any termination, modification or acceleration of rights thereunder.

29

(b) During the last five (5) years, the Company has not been refused any insurance, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. The Company has no self-insured or co-insurance transactions.

(c) The Company has provided to Parent true, correct and complete copies of all loss runs or similar reports with respect to each Insurance Policy and each historical insurance policy of the Company for the preceding three (3) years.

4.14 Legal Proceedings; Orders.

(a) There are no Actions pending or, to the Knowledge of the Company, threatened, and no Actions have been brought against or brought by the Company, that relate to or affect the Company or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to any such Action. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Company. Schedule 4.14(a) lists all Actions to which the Company was a party in the past three (3) years (whether or not settled). None of the items set forth (or required to be set forth) on Schedule 4.14(a), if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(b) (i) There is no Order to which the Company is subject and (ii) no officer, director, manager, agent, consultant, former employee or Employee, in each case, of the Company is subject to any Order that prohibits such officer, manager, agent, consultant, former employee or Employee from engaging in or continuing any conduct, activity or practice relating to the Company. The Company has been in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. In the past five (5) years, the Company has not received any notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

4.15 Compliance with Laws; Permits.

(a) The Company is now, and for the past five (5) years has been, in material compliance with all Laws and Orders. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute a violation of any Law in connection with the conduct of the Company’s operations in the past five (5) years. All material Permits required for the Company to operate its business immediately following the Closing on the same terms as the Company operated immediately prior to the Closing have been obtained by the Company and are valid and in full force and effect. All fees and charges due and payable with respect to such Permits have been paid in full. Schedule 4.15 sets forth a list of all current material Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit listed (or required to be listed) on Schedule 4.15.

(b) Neither the Company nor any Related Party or any other Person acting on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (A) to obtain favorable treatment in securing business for the Company, (B) to pay for favorable treatment for business secured by the Company or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (ii) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

(c) The Company is, and has at all times been, in material compliance with all applicable International Trade Laws, including all Laws relating to the importation of goods (including the proper tariff classification, valuation and determination of country of origin of all imported goods, and the timely and accurate payment of all customs duties, tariffs, taxes and surtaxes applicable thereto), export controls, economic sanctions and anti-bribery and anti-corruption. Neither the Company nor any of its directors, officers, employees, agents or other Persons acting on behalf of the Company is or has been a Sanctioned Person, nor has the Company, directly or, to the Knowledge of the Company, indirectly, exported, re-exported, sold, shipped or otherwise transferred any products, technology or services to, or conducted any business or engaged in any transactions with or for the benefit of, any Sanctioned Person or any country or territory that is the subject of comprehensive trade sanctions. There is no pending or, to the Knowledge of the Company, threatened Action by any Governmental Authority against the Company alleging a violation of any International Trade Laws. The Company has not made any voluntary or involuntary disclosure to any Governmental Authority with respect to any actual or potential violation of any International Trade Laws.

30

4.16 Environmental Matters.

(a) To the Knowledge of the Company, there are no underground tanks and related pipes, pumps or other facilities regardless of their use or purpose, whether active or abandoned, at the Real Property. To the Knowledge of the Company, there is no asbestos nor any asbestos-containing materials or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell or lease, and has not sold or leased, any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(b) The Company, and the operations of the Company, are currently and have been in material compliance with all Environmental Laws, and to the Knowledge of the Company, no Environmental Conditions exist that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any material Liability pursuant to any Environmental Law. There currently are effective all material Environmental Permits required under any Environmental Law that are necessary for the Company’s activities and operations at the Real Property and for the conduct of the Company’s operations, and any applications for renewal of such Environmental Permits have been submitted on a timely basis.

(c) The Company has not received from any Person any (i) Environmental Notice or Environmental Claim or (ii) request for information pursuant to Environmental Law.

(d) The Company has not stored, treated, recycled or disposed of, or arranged for the storage, treatment, recycling or disposal of, any Hazardous Materials in violation of Environmental Law and none of the Company, the Real Property or any real property formerly owned, leased or operated by the Company are listed on, or has been proposed for listing on, the National Priorities List (or the Comprehensive Environmental Response, Compensation, and Liability Information System) under CERCLA, or any similar state list. The Company has not retained or assumed, by Contract, Law or otherwise, any liabilities or obligations of third parties under any Environmental Law.

(e) The Company has not used, generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at, under or upon the Real Property or formerly owned, leased or operated property, except in compliance with all applicable Environmental Laws. There has been no Release or Threat of Release of any Hazardous Material at, under or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law. There has been no Release or Threat of Release of any Hazardous Material at, under or in the vicinity of property formerly owned or leased by the Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law. There are no conditions, events or circumstances concerning the Release or regulation of Hazardous Materials that might prevent, impede or increase the costs associated with the ownership, lease, operation, performance or use by the Company.

(f) The Company has delivered, or caused to be delivered, to Parent true, correct and complete copies of all material documents, records and information in its possession or control concerning Environmental Conditions and Liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Real Property or formerly owned or leased property, spill control plans and environmental agency reports and correspondence.

31

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) lists each Employee Benefit Plan maintained by the Company, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws (including the Affordable Care Act and all requirements with regard to providing and maintaining records in connection therewith).

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, annual funding notices and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) There have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan maintained by the Company or any Employee Benefit Plan maintained by an ERISA Affiliate that is expected to result in a material Tax. No fiduciary has any Liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(v) The Company has delivered to Parent with respect to each Employee Benefit Plan true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent annual reports (Form 5500, with all applicable attachments), the most recent annual funding notices, the most recent reports regarding satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code and compliance with the limitations of Sections 402(g) and 415 of the Code.

(b) Neither the Company nor any ERISA Affiliate contributes to, has or ever has had any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or that is subject to Section 412 of the Code. Neither the Company nor any ERISA Affiliate (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Parent under Section 4069 or Section 4212(c) of ERISA.

(c) Neither the Company nor any ERISA Affiliate contributes to, has or ever has had any obligation to contribute to, or has any Liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to (i) the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or (ii) any Multiemployer Plan (as defined in Section 3(37) of ERISA).

(d) Neither the Company nor any ERISA Affiliate contributes to, has or ever has had any obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare type benefits for retired or terminated employees (or any spouse or other dependent thereof) of the Company other than in accordance with COBRA and state equivalent laws.

32

(e) Neither the Company nor any ERISA Affiliate has, or has ever had, any nonqualified deferred compensation plan or arrangement subject to Section 409A of the Code.

(f) No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(g) Except as provided in Schedule 4.17(g)(i), neither the execution or delivery of this Agreement, the performance by the Company nor the consummation of the transactions contemplated by this Agreement could entitle any Employee or former employee, officer, director or consultant of the Company to: (i) severance pay or any increase in severance pay upon termination of employment after the date of this Agreement or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Benefit Plans, except as a result of any partial plan termination resulting from this Agreement. The Company does not have Liability in connection with any employment or other relationship between the Company, on the one hand, and the former employees of the Company, on the other hand, except as identified in Schedule 4.17(g)(ii).

(h) Each Employee Benefit Plan maintained by the Company or maintained by an ERISA Affiliate, in either case, that is intended to meet the requirements for tax-favored treatment under subchapter B of Chapter 1 of the Code has received a favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely impact the qualified status of any such Employee Plan or the exemption of any related trust. With respect to any Employee Benefit Plan maintained by the Company, any of its Subsidiaries or an ERISA Affiliate, there is no disqualified benefit that would, as defined in Section 4976(b) of the Code, subject the Company or any ERISA Affiliate to a Tax under Code §4976(a). The Company and each ERISA Affiliate has timely complied with all material duties imposed upon the Company or such ERISA Affiliate by Part 6 of Subtitle B of Title I of ERISA or 4980B(f) of the Code (“COBRA”), or by similar provisions of state Law to the extent applicable. No Employee Benefit Plan exists that could limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Employee Benefit Plan as a result of the execution of this Agreement.

4.18 Employment Matters.

(a) Schedule 4.18(a) contains a list of all Employees, and natural persons retained by the Company as independent contractors and sales representatives and sets forth for each such individual the following: (i) full legal name, (ii) title, position, or services (including whether full or part time), (iii) hire or retention date, (iv) current annual base compensation rate or service fees, (v) commission, bonus or other incentive-based compensation, (vi) accrued or deferred bonus payments; and (vii) a description of the fringe benefits provided to each such individual. All commissions and bonuses payable to Employees, former employees, consultants, or contractors of the Company for services performed have been paid in full and there are no outstanding Contracts of the Company with respect to any commissions, bonuses or increases in compensation. As of the Closing, no Employee has provided notice to the Company of such Employee’s intent to terminate such Employee’s employment.

(b) The Company is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of the Employees, and there are no labor organizations representing, purporting to represent or attempting to represent any Employee. There has never been, nor has there been, to the Knowledge of the Company, any threat of, any strike, slowdown, work stoppage, lockout, organizational attempt on behalf of any labor union, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of the Employees or former employees.

33

(c) The Company is and for the past five (5) years has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees or former employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no Actions against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or retention of any Employee or former employee, consultant or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d) The Company has complied in all respects with the WARN Act, and during the last twelve (12) months, there has been no mass layoff, plant closing or shutdown that implicates the WARN Act or any similar Law.

(e) Other than as set forth on Schedule 4.18(e), none of the Employees is subject to any secrecy or non-competition agreement or any other similar agreement or restriction that would restrict such Employee’s ability to perform their duties for the Company. No Employee has an employment agreement that is not “at will.”

(f) All Employees who work in the United States are, and all former employees who worked in the United States whose employment terminated, voluntarily or involuntarily in the past six (6) years were, legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under IRCA for the Employees. Further, the Company is, and has been, in the last six (6) years, in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

4.19 Related Party Transactions. No Related Party (a) has been during the past five (5) years a party to any Contract or transaction with the Company, (b) is currently a party to any Contract or transaction with the Company or (c) has (or has had during the past five (5) years) any direct or indirect interest (i) in, or during the last five (5) years was a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any property, asset or right that is owned or used by the Company.

4.20 Taxes.

(a) All Tax Returns required to be filed by the Company have been timely filed and such Tax Returns are true, correct and complete in all material respects;

(b) all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid or appropriate reserves have been set aside in accordance with GAAP;

(c) the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, former employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law;

(d) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company and there are no extensions of time within which to file any Tax Return other than automatic extensions obtained in the Ordinary Course of Business;

(e) all Tax deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid and, to the Knowledge of the Company, there are no Tax deficiencies or assessments threatened with respect to the Company;

(f) no claim has been made by a Taxing Authority that the Company is or may be subject to Tax, or is or may be required to file Tax Returns with respect to Taxes, in a jurisdiction where the Company does not file Tax Returns;

34

(g) there are no Encumbrances other than Permitted Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay or remit any Taxes;

(h) the Company is not nor has been subject to Tax in any country other than the country of its incorporation by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) in that country;

(i) there are no pending or, to the Knowledge of the Company, threatened, Actions, or examinations by any Taxing Authority concerning the Company;

(j) there are no Tax administrative proceedings or Tax litigation against the Company;

(k) the Company is not a party to any Tax allocation, Tax indemnity or Tax sharing agreements or similar arrangements other than any agreement entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes;

(l) the Company has collected all sales, use or value added Taxes required to be collected by applicable Law, and has timely remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authorities;

(m) the Company is not, and has not been, a member of a consolidated, affiliated, combined or unitary Tax group, other than any such group in which the Company is or was the common parent corporation;

(n) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of: (i) any change in method of accounting (or use of an improper method of accounting) or taxable year for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) (relating to a transaction engaged in by the Company prior to Closing), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any deferred revenue or prepaid amount received or accrued on or prior to the Closing;

(o) the Company has not distributed the stock of any corporation or had its stock distributed by another person in a transaction satisfying or intending to satisfy in whole or in part the requirements of Section 355 of the Code;

(p) except as set forth on Schedule 4.20(p), the Company and its Affiliates have not made any payments, are not obligated to make any payments, and will not as a result of the consummation of the transactions contemplated by the Agreement (whether alone or upon the occurrence of any additional or subsequent events) become obligated to make any payments that could constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) with respect to the transactions contemplated by this Agreement;

(q) the Company has not been a party to a “listed transaction” (as such term is defined in Treasury Regulations Section 1.6011-4(b)) or any similar or analogous provision of state, local or non-U.S. Law;

(r) the Company has not and has never owned (i) the stock of any corporation, (ii) a membership interest in any limited liability company, or (iii) an equity interest in any partnership or joint venture;

(s) since incorporation, the Company is and has been a “C” corporation for income Tax purposes;

(t)  the Company has not requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Taxing Authority. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired;

35

(u) the Company has not claimed any governmental grants, Tax holidays, loans, other Tax benefits, advances or reimbursements or other relief related to COVID-19, including relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law, including the “employee retention credit” described in Section 2301 of the CARES Act;

(v) all transactions between or among the Company and any related party have been on arm’s length terms, and the Company has been at all times in compliance with Section 482 of the Code and its corresponding Treasury Regulations (and any similar provision of applicable Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company;

(w) the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(x) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(y) the Company has no Liability under any abandoned or unclaimed property, escheat, or similar Laws, and the Company has satisfied all material reporting and payment obligations pursuant to such Laws; and

(z) Notwithstanding anything in this Agreement to the contrary, (A) no representation or warranty is made in this Agreement with respect to the amount or usability of any Tax attribute of the Company in a taxable period or portion thereof beginning after the Closing Date, and (B) no representation or warranty is made in this Agreement with respect to any Tax position that Parent or its Affiliates (including the Company) may take with respect to any Tax period or portion thereof beginning after the Closing Date, other than pursuant to the representations contained in Sections 4.20(m), (n), (o), (q), (r), (s), (t), (u), and (w).

4.21 OSHA.

(a) In the past five (5) years, the Company has been conducting its businesses and operations, and its assets have been maintained, in compliance with OSHA. There are no investigations or Actions pending or, to the Knowledge of the Company, threatened by any Governmental Authority or other third Person that would result in the imposition of any Liability on the Company pursuant to OSHA. The Company does not owe any assessments, penalties, fines, liens, charges, surcharges, nor are there any other amounts due or owing pursuant to OSHA, and there have been no reassessments under OSHA during the five (5) years prior to the date hereof.

(b) Schedule 4.21(b) identifies all reports of any OSHA audits with respect to the Company performed during the five (5) years prior to the Closing by any Person. Schedule 4.21(b) sets forth as of the date hereof all orders issued under OSHA, together with any appeals thereof, with respect to the Company during the five (5) years prior to the Closing by any Person. The Company has delivered to Parent true, correct and complete copies of all orders and reports under OSHA, together with the minutes of all joint health and safety committee meetings, with respect to the Company during the five (5) years prior to the Closing.

4.22 Product and Service Warranty and Product and Service Liability.

(a) There are no material product warranty, product liability, service warranty, service liability or other tort claims pending or, to the Knowledge of the Company, threatened, against the Company. Schedule 4.22(a) sets forth a true, correct and complete summary of material product warranty, product liability or other tort claims made against the Company within the past three (3) years.

36

(b) Each product sold or otherwise delivered, and each service sold or otherwise provided, in each case, by the Company has been in conformity in all material respects with all applicable Contracts and all express warranties. The Company has no material Liability for replacement or repair of any such products or other damages in connection therewith (subject only to the reserve for product warranty claims set forth in the Financial Statements), or for any new performance or replacement services or other damages in connection therewith (subject only to the reserve, if any, for service warranty claims set forth in the Financial Statements). No product or service provided, manufactured, sold, leased or delivered, as applicable, by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Schedule 4.22(b) sets forth true, correct and complete copies of the standard terms and conditions of sale, lease or service of the Company.

4.23 Privacy and Data Security.

(a) The Company, and, to the Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company, comply in all material respects, with all of the following: (A) applicable Privacy Laws; (B) the Company Privacy and Data Security Policies; and (C) any contractual requirements or terms of use concerning the Processing of Personal Information to which the Company is a party or otherwise bound as of the date hereof (“Privacy Agreements”).

(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not: (A) conflict with or result in a material violation or material breach of any Privacy Laws, Company Privacy and Data Security Policies, or Privacy Agreements; or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) (A) No Personal Information in the possession or control of the Company, or to the Knowledge of the Company, held, Processed, or managed by any vendor, processor, or other third party for or on behalf of the Company, has been subject to any data breach or other security incident that has resulted in or presents a risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of Personal Information or that has caused or would reasonably be expected to cause a material disruption to the conduct of the Company’s business (a “Security Incident”), and (B) the Company has not notified, and there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident.

(d) The Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any Action, relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law, Privacy Agreement, Company Privacy and Data Security Policy, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company.

(e) The Company has at all times implemented and maintained reasonable security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident.

4.24 Brokers. Other than Needham & Company, LLC, no Person (a) has acted directly or indirectly as a broker, finder, financial advisor or investment banker for the Company or (b) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company or any of its Affiliates.

37

Article V
Representations and Warranties of Parent and MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

5.01 Organization. Parent was duly organized, is validly existing, is in good standing under the Laws of the State of Florida and has the full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Merger Sub was duly organized, is validly existing, is in good standing under the Laws of the State of Delaware and has the full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.02 Authority. Parent and Merger Sub have the full power and authority to execute, deliver and perform their respective obligations under this Agreement and the Transaction Documents to which they are a party. The execution and delivery by Parent and Merger Sub of this Agreement and the Transaction Documents to which they are a party, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company and the Securityholders’ Representative) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Transaction Document to which Parent or Merger Sub, as applicable, is, or will be, a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), each such Transaction Document will constitute a legal and binding obligation of Parent or Merger Sub, as applicable, enforceable against them in accordance with its terms.

5.03 No Conflicts; Consents. Neither the execution and delivery of this Agreement and the Transaction Documents, nor the performance by Parent or Merger Sub of their respective obligations hereunder or thereunder will: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent or Merger Sub, (b) conflict with or result in a material violation or other material breach of any Law or Order applicable to Parent or Merger Sub or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except for applicable filings with the SEC, the NASDAQ listing application and notification and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.04 Valid Issuance of SKYX Shares. The SKYX Shares, when issued and delivered to the Escrow Agent in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all Encumbrances (other than restrictions under the Securities Act and the Transfer Restrictions). Parent has reserved a sufficient number of authorized but unissued shares of Parent Common Stock for issuance as the SKYX Shares.

38

5.05 Cash Availability; No Financing Contingency. Parent has, and at the Closing will have, unrestricted cash on hand (or immediately available credit facilities) sufficient to pay the Closing Date Cash Consideration, the Non-Accredited Holder Cash Pool and all other amounts required to be paid by Parent at the Closing pursuant to this Agreement. Parent’s obligations to consummate the transactions contemplated by this Agreement are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing. Parent acknowledges and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent or Merger Sub obtain any financing.

5.06 Capital Stock. As of the date of this Agreement, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share, of which 400,000 shares have been designated as Series A Preferred Stock, no par value per share, 480,000 shares have been designated as Series A-1 Preferred Stock, no par value per share, and 160,000 shares have been designated as Series A-2 Preferred Stock, no par value per share.

5.07 SEC Filings; Financial Statements; Disclosure Controls.

(a) Since January 1, 2025, Parent has filed with or furnished to the SEC all periodic reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, from and after January 1, 2025 (collectively, the “SEC Filings”). Each SEC Filing, as amended or supplemented if applicable, as of its date, or, if amended, as of the date of the last such amendment, complied with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, applicable to such SEC Filing. No subsidiary of Parent is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Filings, as amended, supplemented or restated, if applicable, was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) To the extent required, Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are reasonably effective), and, to the extent required, has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

5.08 No Affiliate Status. None of the Senior Lenders shall be deemed “affiliates” or “associates” of Parent or Merger Sub, as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, solely by reason of the transactions contemplated by this Agreement, the Escrow Agreement or the Rule 10b5-1 Plan.

5.09 Nasdaq Share Cap. The issuance of the SKYX Shares to the Escrow Agent at Closing does not require approval of the Parent stockholders, including under applicable Nasdaq rules and Nasdaq Listing Rule 5635. Unless Parent has obtained its stockholders’ approval as required by the applicable Nasdaq rules, including Nasdaq Listing Rule 5635, the aggregate number of shares of Parent Common Stock issuable in connection with the Merger and the transactions contemplated herein, and any other shares of Parent Common Stock to be issued by Parent, if any, which could be aggregated with the shares of Parent Common Stock in connection with the Merger and the transactions contemplated herein under Nasdaq Listing Rule 5635, will not exceed 19.99% of Parent’s issued and outstanding shares of Parent Common Stock as of immediately before consummation of this Agreement and any other transactions being consummated by Parent in connection with the Merger and the transactions contemplated herein.

5.10 Brokers. No Person (a) has acted directly or indirectly as a broker, finder, financial advisor or investment banker for Parent or Merger Sub or (b) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

39

Article VI
Covenants

6.01 Public Announcements. Without limiting any other provision of this Agreement, (a) neither the Company nor the Securityholders’ Representative shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent, and (b) Parent and Merger Sub shall provide Derek Richardson with a reasonable opportunity to review and comment on any press release or public statement with respect to this Agreement or the transactions contemplated hereby prior to the issuance thereof. The Parties will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and will agree on any press release, public statement or filing with the SEC with respect to this Agreement and the transactions contemplated herein, and will not issue any such press release or make any such public statement or make any such filing prior to such consultation and agreement, except as may be required by applicable Law or any listing agreement with any applicable national or regional securities exchange or market. Notwithstanding the foregoing, Parent shall be entitled to respond to analysts’ and equityholders’ questions in the Ordinary Course of Business and in a manner consistent with any previous disclosure made in accordance with this Section 6.01.

6.02 Tax Matters. The following shall govern the allocation of Taxes and responsibility as between the parties with respect to the following Tax matters:

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are to be filed as of and after the Closing Date (including any Tax Return of the Company for any Pre-Closing Tax Period that is due on or after the Closing Date (“Pre-Closing Tax Return”) and any Tax Return of the Company for any Straddle Period (“Straddle Period Tax Return”)) in accordance with applicable Tax Law. Such Tax Returns shall be prepared in accordance with the past practices and procedures of the Company, except as required by applicable Law. Parent shall provide to the Securityholders’ Representative for its review a draft of each Tax Return for any Pre-Closing Tax Period no later than thirty (30) days prior to the due date (including extensions) for timely filing of such Tax Returns (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date). The Securityholders’ Representative shall notify Parent in writing within fifteen (15) days after delivery of any such Tax Return if it has any reasonable comments with respect to items set forth in such Tax Return. Parent shall consider in good faith all such reasonable comments. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Parent and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.02 and any Action, litigation or other proceeding with respect to Taxes relating to a period of time prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis, at a reasonable cost to requesting party, to provide additional information and explanation of any material provided hereunder. The Company agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority or Taxing Authority.

40

(c) Parent, the Company and the Securityholders’ Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be borne and paid one-half by the Securityholders’ Representative (on behalf of the Company Stockholders and payable from the Expense Fund, to the extent of funds available there) and one-half by Parent. The party that is required under applicable Laws to file Tax Returns with respect to such transfer Taxes shall prepare and file all such Tax Returns and promptly provide to the other party such Tax Returns and any related documentation. For the avoidance of doubt, transfer Taxes do not include any Taxes based on income, profits or gains incurred in connection with the transactions contemplated by this Agreement.

(f) The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes. Parent shall, to the extent permitted under applicable Law, cause the Company to join Parent’s “consolidated group” (as defined in Treasury Regulations § 1.1502-76(h)) effective on the day after the Closing Date. Parent’s consolidated group shall not elect to ratably allocate Tax items pursuant to Treasury Regulations § 1.1502-76(b)(2)(ii). The Company shall make a “closing-of-the-books election” pursuant to Treasury Regulations Section 1.382-6(b) (and pursuant to any corresponding provision of applicable state and local Law) with respect to the taxable year in which an “ownership change” (within the meaning of Section 382(g) of the Code) occurs in connection with the transactions contemplated by this Agreement.

(g) For Tax purposes, all indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the consideration received hereunder (as reflected in the Consideration Spreadsheet) and shall be treated as such by the Parent, the Company Stockholders, and the holders of the Company Convertible Notes, the Company Options, and the Company Warrants on their respective Tax Returns to the extent permitted by Law.

(h) The parties acknowledge and agree that, for applicable income Tax purposes: (i) the Merger is not intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement is not intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g), and (iii) Parent is intended to be treated as the owner of the SKYX Shares for Tax purposes while the SKYX Shares are held in the Escrow Account (until, for the avoidance of doubt, the amounts in the Escrow Account are distributed in accordance with the terms of the Escrow Agreement). The parties shall not take any filing position or other action inconsistent with such intent except as otherwise required by applicable Law.

6.03 Further Assurances. Following the Closing, each of the parties hereto will, and will cause its respective Affiliates to, execute and deliver any additional document, instrument, conveyance or assurance, and take any further action, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

6.04 Company’s 401(k) Plan Termination. The Company shall, at least one (1) Business Day prior to the Closing Date, cease all contributions to the Company’s 401(k) Plan attributable to compensation earned on or after the Closing Date and, in coordination with Amplify HR Management, take any and all required action to terminate the portion of the Company’s 401(k) Plan attributable to Company employees, which actions may include spinning off the portion of the Company’s 401(k) Plan covering Company employees and immediately terminating such spin-off plan.

41

6.05 Conduct of the Business Prior to the Closing. From the Signing Date through the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, except upon Parent’s prior written consent, the Company shall: (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the Signing Date through the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, except as consented to in writing by Parent, the Company shall not (x) take any action or fail to take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur or (y) take any action or fail to take any action Outside the Ordinary Course of Business with the intention of managing the Company Net Working Capital in a manner adverse to Parent.

6.06 Access to Information. From the Signing Date through the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, the Company shall: (a) during normal business hours, and in a manner that is not disruptive to the business, afford Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company; provided, however, that in no event shall the Company and its Representatives be required to provide access, the right to inspect, or furnish books and records, Contracts, other documents, data, and other information if doing so could result in the waiver of the attorney-client privilege, work product doctrine or similar privilege or protection. All out-of-pocket costs and expenses incurred in connection with any access, inspection or investigation pursuant to this Section 6.06 shall be borne solely by Parent.

6.07 Certain Notices; Supplements to Schedules.

(a) From the Signing Date through the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, the Company shall promptly notify Parent (i) if the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties set forth in Article IV, or if the Company becomes aware of the occurrence of any information, event, fact or condition that would (except as expressly contemplated by this Agreement), with the passage of time or occurrence of an event or both, cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such information, event, fact or condition and (ii) of the occurrence of any breach of any covenant of the Company in this Agreement.

(b) From the Signing Date through the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, Parent shall promptly notify the Company if Parent or Merger Sub becomes aware of any information, event, fact or condition that causes or constitutes a breach of any of Parent’s or Merger Sub’s representations and warranties set forth in Article V, or if Parent or Merger Sub becomes aware of the occurrence of any information, event, fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such information, event, fact or condition. From the Signing Date through the Closing Date, Parent will also promptly notify the Company of the occurrence of any breach of any covenant of Parent or Merger Sub in this Agreement.

(c) The Company shall have the right to update the Schedules only with respect to any matter arising after the Signing Date but prior to the Closing that would result in the condition set forth in Section 7.02(d) not being satisfied, provided that the Company acknowledges concurrently with the delivery of such Schedules that the matter would result in such condition not being satisfied (the “Updated Schedules”). If Parent receives Updated Schedules from the Company, Parent shall have the right to (i) terminate this Agreement pursuant to Section 9.01(b)(i) or (ii) (A) proceed with the Closing and (B) pursue any and all remedies available to Parent under this Agreement or pursuant to applicable Law, in either case, against the Company. For all other purposes under this Agreement, the Updated Schedules shall be deemed to supersede and amend the original Schedules dated as of the Signing Date. No Updated Schedule shall contain any matter that existed as of the Signing Date, whether or not known to the Company.

42

6.08 Closing Conditions. From the Signing Date until the Closing, subject to the other terms and conditions of this Agreement and the Transaction Documents, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII, including taking all actions necessary to obtain the Company Stockholder Approval and to comply with the applicable notice and exercise procedures required by the Company Warrants.

6.09 Cooperation.

(a) The parties hereto shall coordinate and cooperate in connection with (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, Consents or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) seeking to obtain any such actions, Consents or waivers or making any such filings or any other filings and timely seeking to obtain any such actions, Consents or waivers; provided, however, that except as expressly provided in Article VII, no such actions, Consents, waivers or filings shall constitute conditions to the Closing.

(b) The Company shall, and shall instruct its auditor (subject to any required access agreement or arrangement) to, (i) continue to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements, the Interim Financial Statements and the financial information furnished pursuant to Section 4.05, (ii) provide Parent and its Representatives with copies of the unaudited balance sheet of the Company as of September 30, 2025 and September 30, 2024, and the related unaudited statements of income, stockholders’ equity and cash flows for the nine month periods then ended, together with the notes thereto and any other financial information included therewith, prepared on a basis consistent with the Financial Statements (the “September 30 Financial Statements”); (iii) following the Closing, use good faith efforts to provide to Parent and Merger Sub the unaudited balance sheet of the Company as of March 31, 2025, June 30, 2025 and December 31, 2025, and the related unaudited statements of income, stockholders’ equity and cash flows for the three, six and twelve month periods ended March 31, 2025, June 30, 2025 and December 31, 2025, together with the notes thereto, if any, prepared on a basis consistent with the Financial Statements (the “2025 Interim Financial Statements”); (iv) reasonably cooperate with any reviews performed by Parent or its Representatives of any such Financial Statements, Interim Financial Statements, September 30 Financial Statements, 2025 Interim Financial Statements or such information, and (v) reasonably cooperate with the preparation of financial statements or financial information, including the Financial Statements, the Interim Financial Statements, the September 30 Financial Statements and the 2025 Interim Financial Statements, for inclusion in the Parent’s SEC Filings, including pro forma financial information, comparative per share information, and management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if the Company was subject thereto) with respect to the applicable periods.

6.10 Acquisition Proposals. From the Signing Date until the Closing, neither the Securityholders’ Representative nor the Company shall, and neither the Securityholders’ Representative nor the Company shall authorize or permit any officer, director, manager or Employee of the Company or any of its Affiliates or Representatives to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal, (b) consider, accept or enter into any Contract with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal or any inquiry with respect to or which could lead to any Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and the material terms thereof.

6.11 Takeover Statute. The Company Board shall take all necessary actions such that any Takeover Statute or any anti-takeover provision in the Certificate of Incorporation or other organizational document of the Company will not be applicable to the Merger or the other transactions contemplated by this Agreement.

43

6.12 Restrictions on Transferability; Listing of the SKYX Shares.

(a) Parent shall use reasonable best efforts to secure the listing on NASDAQ of the SKYX Shares in accordance with the listing rules of NASDAQ and applicable Law no later than the first date on which any such SKYX Shares are available to be sold in accordance with this Agreement and the Escrow Agreement, and shall thereafter use its reasonable best efforts to maintain such listing until the fourth anniversary of the Closing Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate number of shares of Parent Common Stock issuable in connection with the Merger and the transactions contemplated herein, and any other shares of Parent Common Stock to be issued by Parent, if any, which could be aggregated with the shares of Parent Common Stock in connection with the Merger and the transactions contemplated herein under Nasdaq Listing Rule 5635, exceed 19.99% of Parent’s issued and outstanding shares of Parent Common Stock immediately before consummation of this Agreement and any other transactions being consummated by Parent in connection with the Merger and the transactions contemplated herein (a “Cap Amount”), unless Parent has obtained the requisite approval of the issuance of more shares of Parent Common Stock than the Cap Amount as required by the applicable Nasdaq rules, including Nasdaq Listing Rule 5635.

(c) The Parties acknowledge that the Escrow Agent shall only transfer SKYX Shares in accordance with the Transfer Restrictions and Release Schedule as set forth in the Escrow Agreement and on behalf of the Company Stockholders, the Company and the Securityholders’ Representative acknowledge and agree that the SKYX Shares are subject to the restrictions on transfer that are set forth in Section 3.05(b)(i) and the Escrow Agreement. In addition, the Company and the Securityholders’ Representative understand and agree that, at the Closing, the SKYX Shares will be restricted securities upon issuance under applicable Law and that the Securities Act and the rules of the SEC provide, in substance, that the Company Stockholders may dispose of the SKYX Shares comprising the Residual only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

6.13 Resale Registration Statement.

(a) Parent, with the reasonable cooperation of the Senior Lenders, shall use reasonable best efforts to register the resale by the Senior Lenders of the SKYX Shares issued to the Escrow Agent pursuant to this Agreement (the “Registrable Securities”) on one or more registration statements on Form S-3 or such other appropriate form permitting the registration of all Registrable Securities for resale (each, a “Registration Statement”) and shall cause the Registration Statement to be declared effective as soon as practicable after the Securities and Exchange Commission (the “SEC”) has notified Parent that it will not review, or has completed its review, of the applicable Registration Statement, and to keep such Registration Statement effective until there are no longer any Registrable Securities thereunder. Parent, with the reasonable cooperation of the Senior Lenders, shall use reasonable best efforts to file an initial Registration Statement promptly following the Closing Date with respect to the SKYX Shares.

(b) For purposes of this Section 6.13, any SKYX Share shall cease to be a Registrable Security upon the earliest to occur of the following: (i) a Registration Statement registering such SKYX Share under the Securities Act has been declared or becomes effective and such SKYX Share has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Registration Statement, (ii) such SKYX Share is sold, or (iii) the first date such SKYX Share is eligible to be sold pursuant to Rule 144 promulgated under the Securities Act without regard to volume or other limitations.

6.14 Rule 10b5-1.

(a) Any sales of SKYX Shares shall be in compliance with applicable securities Laws and the terms of this Agreement. Any Rule 10b5-1 Plan adopted by the Senior Lenders shall be provided to Parent and shall: (i) be established and operated in good faith and in accordance with all conditions of Rule 10b5-1, including all applicable cooling-off periods, certification and non-overlapping-plan requirements then in effect; (ii) be entered into only at a time when the Senior Lenders are not in possession of material non-public information concerning Parent or its securities; (iii) be established with a broker or agent selected by the Senior Lenders and reasonably acceptable to Parent who is a member of FINRA; and (iv) not be adopted, amended, modified, suspended, or terminated as part of a plan or scheme to evade the prohibitions of Rule 10b-5. The Senior Lenders shall provide Parent with not less than ten (10) Business Days’ prior written notice before adopting, amending, modifying, suspending, or terminating any Rule 10b5-1 Plan, together with a copy of the proposed plan (and any amendment thereto). The Senior Lenders shall timely make, and shall be solely responsible for, any and all filings required to be made by them under Sections 13 and 16 of the Exchange Act, and Rule 144 promulgated under the Securities Act, in connection with any sale, and shall promptly furnish to Parent copies of such filings and such other information regarding any sale as Parent may reasonably request to confirm compliance with this Section 6.14 and applicable Law.

44

(b) The Parties shall use commercially reasonable efforts to finalize the Rule 10b5-1 Plan as promptly as practicable following the Closing. In connection therewith, the Parties shall cooperate in good faith and take such actions as are reasonably necessary to accommodate reasonable comments from the Broker, so long as the 10b5-1 Plan as so modified remains consistent in all material respects with the Escrow Agreement and the economic terms and disposition instructions set forth in the form of Rule 10b5-1 Plan attached as Exhibit C to the Escrow Agreement.

6.15 Tail Insurance. Parent will cause the Surviving Corporation to purchase and maintain, at Parent’s sole cost and expense, directors’ and officers’ (D&O) insurance through “tail” or extended endorsement coverage for the Company and its employees and officers for a period of at least six (6) years after the Closing with coverage and deductibles that are consistent with those in effect under the Company’s directors’ and officers’ (D&O) coverage as of immediately prior to the Closing.

6.16 Retention Plan Funding. Subject to and substantially concurrently with the return of SKYX Shares to Parent contemplated by Section 3.05(c), and to the extent that sufficient SKYX Shares remain in the Escrow Account following satisfaction of the Senior Lender Priority Payment, Parent shall fund, and shall cause the Surviving Corporation to pay and discharge, all payments and obligations due and payable in respect of the Retention Plan in accordance with the terms thereof.

6.17 Signing Date Cash Consideration. On the Signing Date, Parent shall pay, or cause to be paid, to the Existing Senior Notes Trustee, in immediately available funds by wire transfer to an account designated in writing by the Existing Senior Notes Trustee, the Signing Date Cash Consideration, in partial satisfaction of the Company’s obligations under the Existing Senior Notes.

Article VII
Conditions to Closing

7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) No Action shall be pending or threatened in writing by any Governmental Authority, and no Action shall be pending by any other Person before any Governmental Authority, in each case, that seeks to enjoin, restrain, prohibit, prevent or otherwise make illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement, or that would reasonably be expected to result in an Order having any such effect.

7.02 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Parent):

(a) The Company shall have delivered, or caused to be delivered, all of the items required by, and pursuant to, Section 2.03.

(b) The representations and warranties of the Company contained in Article IV or in any document delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty containing any materiality, Material Adverse Effect or other similar qualification) or in all material respects (in the case of any representation or warranty without any materiality, Material Adverse Effect or other similar qualification) when made and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date).

45

(c) The Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

(d) Since the Signing Date there shall not have occurred any Material Adverse Effect.

(e) The Company shall have obtained (i) the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, and (ii) the approval of this Agreement and the Merger by the holders of at least fifty five percent (55%) of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted basis (the “Company Stockholder Approval”), as certified by an officer of the Company.

(f) The Note Amendments shall remain in full force and effect and the Company Convertible Notes shall not have been further amended (except to the extent provided in the Note Amendments).

(g) Parent shall have received a certificate, dated as of the Closing Date and executed by the Company, that each of the conditions set forth in Section 7.02(b)- 7.02(e) have been satisfied.

7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by the Company):

(a) Parent shall have delivered, or caused to be delivered, all of the items required by, and pursuant to, Section 2.04.

(b) The representations and warranties of Parent and Merger Sub contained in Article V or in any document delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty containing any materiality, Material Adverse Effect or other similar qualification) or in all material respects (in the case of any representation or warranty without any materiality, Material Adverse Effect or other similar qualification) when made and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated hereby.

(c) The Company shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Sections 7.03(b), 7.03(d) and 7.03(e) have been satisfied.

(d) Since the Signing Date, there shall not have occurred any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) The Note Amendments shall remain in full force and effect and the Company Convertible Notes shall not have been further amended (except to the extent provided in the Note Amendments).

46

Article VIII
Indemnification

8.01 Survival. The representations and warranties of the Company and Parent contained in this Agreement will survive the Closing for a period ending on the twelve (12)-month anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 4.20 (Taxes) will survive the Closing until the expiration of the applicable statute of limitations, as extended, plus a period of sixty (60) days; (b) the representations and warranties set forth in Sections 4.01 (Existence and Good Standing); 4.02 (Capitalization; Indebtedness and Selling Expenses; Subsidiaries); 4.03 (Power; Authority); 4.04 (No Conflicts; Consents); and 4.24 (Brokers) will survive the Closing until the Determination Date (the representations and warranties included in the foregoing subsections (a) and (b) are, collectively, the “Excluded Representations”); and (c) any pending claims for which notice has been given in accordance with Section 8.05 prior to the expiration of the relevant survival period (“Asserted Claims”) may continue to be asserted and indemnified against until finally resolved. Notwithstanding anything to the contrary, no representation or warranty (and no claim for indemnification in respect thereof) shall survive the distribution of the Residual; provided that any Asserted Claim shall survive until finally resolved and Parent and the Securityholders’ Representative shall instruct the Escrow Agent to retain a reserve from the Residual reasonably sufficient to satisfy any Asserted Claim. All of the covenants and agreements of the Company and Parent will survive after the Closing Date in accordance with their terms, except that any covenant set forth in Section 6.02 (Tax Matters) shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations, as extended.

8.02 Indemnification of Parent and Merger Sub. The Contingent Beneficiaries will be solely responsible for and will indemnify, defend and hold harmless each of Parent, Merger Sub (and, following the Closing, the Surviving Corporation), and each of their respective Affiliates and Representatives (collectively, the “Parent Indemnitees”) from and against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Parent Indemnitees based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (including any certificate delivered in connection herewith); (b) any breach of any covenant, agreement or obligation of the Company or the Securityholders’ Representative contained in this Agreement (including any certificate delivered in connection herewith); (c) any payments with respect to any Dissenting Shares awarded by any Governmental Authority or third party appraiser (or made in settlement with the written consent of the Securityholders’ Representative) in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable to the dissenting Company Stockholder; (d) Pre-Closing Taxes; and (e) any Third Party Claim made, asserted or threatened by or on behalf of any current or former holder of Company Capital Stock, Company Options, Company Warrants, Company Convertible Notes or other Equity Interests of the Company, or any recipient of SKYX Shares, the Residual, Sale Proceeds, the Non-Accredited Holder Cash Pool or any other consideration or payment contemplated by this Agreement, in each case arising out of, relating to or resulting from this Agreement, any Transaction Document, the Merger or any of the other transactions contemplated hereby or thereby, including any claim relating to ownership, amendment, cancellation, conversion, allocation, calculation, payment, non-payment, issuance, non-issuance, distribution, non-distribution, withholding or tax treatment of any such securities, interests, rights, consideration or payments, the Consideration Spreadsheet or any related waterfall, priority or distribution methodology, or the execution or enforceability of any amendment, transmittal, questionnaire, release, consent, waiver or other transaction document; provided, however, that the indemnification obligations under this Section 8.02(e) shall not apply to any Losses to the extent arising out of, resulting from or attributable to (A) any breach by Parent, Merger Sub or the Surviving Corporation of this Agreement or any Transaction Document, (B) any act or omission of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates or Representatives occurring after the Closing, including any failure to comply with applicable Law, or (C) the negligence, willful misconduct or Fraud of any Parent Indemnitee; provided, further, that (1) no claim for indemnification under clause (e) of this Section 8.02 may be asserted after the Determination Date (subject to the provisions of Section 8.01 regarding Asserted Claims), and (2) Parent shall use commercially reasonable efforts to mitigate any Losses for which indemnification is sought under clause (e) of this Section 8.02.

47

8.03 Indemnification of the Company Stockholders. Parent will be solely responsible for and indemnify, defend and hold harmless the Securityholders’ Representative, the Company Stockholders and their respective Representatives and Affiliates (collectively, the “Stockholder Indemnitees”) from and against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of (a) any inaccuracy in or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement (including any Schedule or Exhibit attached hereto or certificate delivered in connection herewith) or any Transaction Document; and (b) any breach of any covenant, agreement or obligation of Parent or Merger Sub contained in this Agreement (including any Schedule or Exhibit attached hereto or certificate delivered in connection herewith). Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, Parent will have no obligation to indemnify any Stockholder Indemnitees with respect to any Tax Liability of, or Tax consequences with respect to, (i) the payment, forgiveness or other satisfaction of the Existing Senior Notes or (ii) the Company Stockholders, the holders of the Company Options or the Company Warrants, or any Abandoning Stockholder with respect to the payment, exchange, or other satisfaction, or abandonment of the Company Capital Stock, the Company Convertible Notes, the Company Options, or the Company Warrants as contemplated by this Agreement or any of the Transaction Documents.

8.04 Certain Limitations.

(a) Notwithstanding anything to the contrary contained in this Article VIII, the Contingent Beneficiaries will not have any Liability pursuant to Section 8.02(a) (other than with respect to the Excluded Representations, for which the following limitation will not apply) until the aggregate amount of all Losses sustained by Parent Indemnitees exceeds $250,000 (the “Basket”), in which event the Contingent Beneficiaries, will be liable for such Losses only in excess of the Basket.

(b) Notwithstanding anything to the contrary contained in this Article VIII, the Contingent Beneficiaries will not have any Liability pursuant to Section 8.02(a) (other than with respect to the Excluded Representations, for which the following limitation will not apply) in excess of $1,250,000.

(c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, and the amount of Losses for which Parent Indemnitees are entitled to indemnification pursuant to this Article VIII, will be used solely to calculate the amount of Losses, and not for purposes of determining whether a breach has occurred, and shall apply only with respect to Losses arising out of any individual matter (or series of related matters) that exceed $25,000.

(d) Notwithstanding anything to the contrary in this Agreement, (i) the sole and exclusive source of recovery by any Parent Indemnitee against the Company or the Contingent Beneficiaries, or any of its respective Affiliates and Representatives under any theory of liability arising out of or relating to this Agreement or the transactions contemplated hereby shall be a claim against the Contingent Beneficiaries under this Article VIII, (ii) the Contingent Beneficiaries will not have any Liability pursuant to Section 8.02 in excess of the SKYX Shares available to satisfy indemnification claims in accordance with Section 3.05(c), (iii) all indemnification obligations of the Contingent Beneficiaries under this Section 8.02 shall be satisfied solely from the SKYX Shares valued at the VWAP Value in accordance with Section 3.05(c) and the Escrow Agreement, (iv) upon the distribution of all of the Residual in accordance with Section 3.05(d) and the termination of the Escrow Agreement, no Contingent Beneficiary, directly or indirectly, shall have any further Liability under this Article VIII (other than with respect to Asserted Claims for which a reserve of SKYX Shares has been retained in accordance with Section 8.01), and no claim may be asserted against any Company Stockholder in respect of any indemnification obligation of the Contingent Beneficiaries hereunder, (v) the Contingent Beneficiaries will have no obligation to indemnify any Parent Indemnitee with respect to any Tax consequences of the payment, forgiveness or other satisfaction of any Indebtedness of the Company as contemplated by this Agreement or any of the Transaction Documents, and (vi) no Company Stockholder shall have any individual liability for any indemnification obligation under this Article VIII (other than in the case of Fraud by such Company Stockholder).

(e) None of the limitations set forth above in this Section 8.04 will apply to any Losses based upon, arising out of, with respect to or by reason of Fraud by the Company or the Securityholders’ Representative.

48

8.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party written notice thereof as soon as is reasonably practicable after the Indemnified Party becomes aware of such Third Party Claim. No delay in, or failure to give such notice will adversely affect any of the other rights or remedies of the Indemnified Party or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense: (i) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or Parent, (ii) that seeks an injunction or other equitable relief against the Indemnified Party, or (iii) unless the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof and the fees and disbursements of such counsel will be at the expense of the Indemnified Party, provided, however, that, if in the reasonable opinion of counsel to the Indemnified Party, either there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, then the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Securityholders’ Representative and Parent will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of the Confidentiality Agreement) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses, including the Securityholders’ Representative’s reasonable administrative costs of coordination) to the defending party, at mutually convenient times and upon reasonable advance notice, such management employees of the non-defending party as are reasonably available and as may be reasonably necessary for the preparation of the defense of such Third Party Claim; provided, however, that nothing in this Section 8.05(a) shall require the disclosure of any information protected by the attorney-client privilege or work product doctrine.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to the provisions of Section 8.05(a), it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

49

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party as soon as is reasonably practicable after such Indemnified Party becomes aware of such Direct Claim. No delay in, or failure to give such notice will adversely affect any of the other rights or remedies of the Indemnified Party or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Within thirty (30) Business Days after being notified of any such Direct Claim, the Indemnifying Party will notify the Indemnified Party of whether or not such Indemnifying Party disputes its Liability for such Direct Claim. If the Indemnifying Party does not so notify the Indemnified Party that it disputes its Liability for such Direct Claim within such thirty (30)-Business Day period, the Direct Claim specified by such Indemnified Party in its notice to the Indemnifying Party thereof shall be deemed accepted by the Indemnifying Party and the Indemnifying Party will be obligated to make payment therefor according to the provisions of Section 8.06, provided, however, that if the amount of such Liability is not then determinable, the Indemnifying Party will be obligated to make payment therefor according to the provisions of Section 8.06 when the amount of such Liability is agreed to by the Indemnifying Party and the Indemnified Party or is finally adjudicated. Following the delivery of a Direct Claim by a Parent Indemnitee, the Securityholders’ Representative and its representatives shall be given all such access (including electronic access to the extent available) as it may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent including but not limited to the individual responsible for preparing the matters identified in the Direct Claim, as they may reasonably require for the purpose of investigating or resolving any disputes or responding to any matters or inquiries raised in the Direct Claim.

8.06 Payments.

(a) Once a Loss arising under Section 8.02 is deemed final or is finally adjudicated to be payable pursuant to this Article VIII, Parent and the Securityholders’ Representative must provide written notice to the Escrow Agent indicating the amount of the Loss and such Loss shall be satisfied by delivery to Parent of SKYX Shares valued at the VWAP Value in accordance with Section 3.05(c) and the Escrow Agreement.

(b) Once a Loss arising under Section 8.03 is deemed final or is finally adjudicated to be paid pursuant to this Article VIII, the Indemnifying Party must satisfy its obligations to the Indemnified Party within three (3) Business Days thereof by wire transfer of immediately available funds.

8.07 Contribution and Waiver. From and after the Closing, no Company Stockholder shall seek indemnification or contribution from the Company (including by reason of the fact that such Company Stockholder was a director, manager, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee or agent of another entity) for any breaches of this Agreement, any Transaction Document or in respect of any other payments required to be made by any Company Stockholder pursuant to this Agreement or the Transaction Documents.

8.08 Effect of Investigation. Notwithstanding anything to the contrary in this Article VIII, no Parent Indemnitee shall be entitled to indemnification under this Article VIII for any Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement to the extent that any officer or director of Parent or Merger Sub had actual knowledge of such inaccuracy or breach as of or prior to the Closing Date.

Article IX
TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent upon written notice to the Company if:

(i) Parent is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of the condition set forth in Section 7.02(b) and such breach, inaccuracy or failure shall not have been cured prior to the earlier of (A) five (5) Business Days following receipt of notice of such breach or failure and (B) October 31, 2026 (the “Outside Date”); or

50

(ii) any of the conditions set forth in Sections 7.01 or 7.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company upon written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of the condition set forth in Section 7.03(b) and such breach, inaccuracy or failure shall not have been cured prior to the earlier of (A) five (5) Business Days following receipt of notice of such breach or failure and (B) the Outside Date; or

(ii) any of the conditions set forth in Sections 7.01 or 7.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by Parent or the Company in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a) as set forth in the Confidentiality Agreement, this Article IX and in Article X, which provisions will survive termination and remain in full force and effect without any limitation whatsoever; and

(b) that nothing herein shall relieve any party hereto from Liability for any intentional breach of any provision hereof.

Article X
Miscellaneous

10.01 Securityholders’ Representative.

(a) Upon and by virtue of the approval and adoption of this Agreement by the requisite vote of the Company Stockholders, and by receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Stockholder (other than such Company Stockholders, if any, holding Dissenting Shares), on behalf of itself and such Company Stockholder’s successors and assigns, hereby appoints WT Representative LLC, a Delaware limited liability company, as the Securityholders’ Representative (and by execution of this Agreement the Securityholders’ Representative hereby accepts such appointment), as the agent and attorney-in-fact for and on behalf of the Company Stockholders, as of the Closing, to act in the name, place and stead of each such Company Stockholder with respect to all actions required to be taken by the Company Stockholders or the Securityholders’ Representative, on behalf of the Company Stockholders, pursuant to this Agreement or the Transaction Documents, including (i) to deliver and receive all notices and communications, (ii) to resolve or pay any demands for appraisal in accordance with the terms of this Agreement and the DGCL, (iii) to facilitate the resolution or satisfaction of any indemnification claims for Losses incurred by Parent Indemnitees under Article VIII and to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, and (iv) to authorize delivery of the Residual as set forth in this Agreement and the Escrow Agreement, and (v) to provide one or more instructions to the Escrow Agent under the Escrow Agreement. The power of attorney granted in this Section 10.01 is coupled with an interest and is irrevocable, may not be delegated by the Securityholders’ Representative and shall survive the death, incapacity, disability, insolvency, dissolution, or bankruptcy of any Company Stockholder and its successors and assigns. In the event of the death, disability or resignation of the Securityholders’ Representative, a successor agent shall be promptly appointed by the then available former directors of the Company and any such successor shall succeed the former Securityholders’ Representative as the Securityholders’ Representative hereunder; provided, however, that the resignation of Securityholders’ Representative shall not be conditioned upon the appointment of a replacement Securityholders’ Representative.

51

(b) The Securityholders’ Representative shall not be liable to any Company Stockholder for any act done or omitted hereunder or under any of the Transaction Documents as Securityholders’ Representative while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of such Securityholders’ Representative, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied, including, without limitation, any fiduciary duties, by virtue of this Agreement or any of the Transaction Documents. The Securityholders’ Representative may engage attorneys, accountants and other professionals and experts. The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken or omission by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. Neither the Securityholders’ Representative nor any member of the Advisory Committee established under the Securityholders’ Representative’s engagement letter (collectively, the “Representative Group”) shall incur any liability of any kind with respect to any action or omission by the Representative Group in connection with the Representative Group’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative Group’s gross negligence or willful misconduct. The Company Stockholders shall defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims and penalties, fines, fees, costs and expenses arising out of or in connection with the Securityholders’ Representative’s execution and performance of this agreement (“Representative Loss”), in each case as such Representative Loss is suffered or incurred, provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Representative Losses to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Company Stockholders, any such losses may be recovered by the Securityholders’ Representative from the funds in the Expense Fund or any other funds that may become payable provided that this section does not relieve the Company Stockholder from the obligation to promptly pay the Representative Losses as they are suffered and incurred, nor does it limit the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event shall the Securityholders’ Representative be responsible or liable for special, indirect, punitive, incidental, or consequential loss or damages of any kind whatsoever. The Securityholders’ Representative shall be entitled to: (x) rely upon the Consideration Spreadsheet; (y) rely upon any signature believed by it to be genuine; and (z) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party.

(c) A decision, act, consent or instruction of the Securityholders’ Representative, including any reserve for or set-off against any claims by Parent Indemnitees for Losses under Article VIII, shall constitute a decision of all of the Company Stockholders and shall be final, binding and conclusive upon each and every Company Stockholder, and Parent may rely upon any decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every Company Stockholder. Parent is hereby relieved from any Liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative.

52

(d) The Company Stockholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk his, her or its own funds or otherwise incur any financial liability in the exercise or performance of any of his, her or its powers, rights, duties or privileges or pursuant to this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby. Upon Closing, the Company will wire (or will cause to be wired) to the Securityholders’ Representative $125,000.00 (the “Expense Fund”), which will be used for the purposes of paying directly or reimbursing the Securityholders’ Representative for any third-party expenses pursuant to this Agreement and the Transaction Documents. The Company Stockholders will not receive any interest or earnings on the Expense Fund. As soon as practicable following the completion of the Securityholders’ Representative’s duties, the Securityholders’ Representative will cause the remaining balance of the Expense Fund to be delivered to the Company Stockholders in accordance with their pro rata shares. For income tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Stockholder’s on the Closing Date.

10.02 Expenses. In addition to Parent’s expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, Parent shall be solely responsible for the Selling Expenses at Closing, including the costs of forming, establishing and administering the Escrow Account.

10.03 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when sent by electronic mail, (c) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address specified below:

If to the Securityholders’ Representative:	WT Representative LLC
50 South 6th Street, Suite 1290
Minneapolis, MN 55402
Attention: Fiona Boger
Email: [***]; [***]

with a copy to:	K&L Gates LLP
925 Fourth Avenue
Seattle, WA 98104
Attention: Gary Kocher and Caitlin Velasco
Email: [***] and [***]

If to Parent or Merger Sub:	SKYX Platforms Corp.
2855 W. McNab Road
Pompano Beach, Florida, 33069
Attention: Rani R. Kohen, Leonard Sokolow and Robert Powell
Email: [***]; [***]; [***]

with a copy to:	Thompson Hine LLP
3900 Key Center, 127 Public Square
Cleveland, Ohio 44114
Attention: Jurgita Ashley
Email: [***]

10.04 Interpretation. For purposes of this Agreement, (a) the words “include”, “includes” and “including” means “including without limitation”, (b) the word “or” is not exclusive, (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and (d) the singular will be deemed to include the plural and vice versa. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement, (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

53

10.05 Headings. The headings in this Agreement are for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

10.06 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

10.07 Entire Agreement. This Agreement and the Transaction Documents, together with that certain Confidentiality Agreement, dated as of March 5, 2026 by and between the Company and Parent (the “Confidentiality Agreement”), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits or the Schedules (other than an exception expressly set forth as such in the Schedule corresponding to such exception), the statements in the body of this Agreement will control.

10.08 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other party, provided, however, that: (i) Parent and Merger Sub may, without the prior written consent of the Company, prior to the Effective Time (a) assign all or any portion of its rights under this Agreement to one or more of its Affiliates (but such assignment will not release Parent from any Liability under this Agreement) or (b) collaterally assign all or any portion of its rights under this Agreement to any of Parent’s or Merger Sub’s lenders; and (ii) Securityholders’ Representative’s interest may be assigned, without the prior written consent of the Parent and Merger Sub, in accordance with Section 10.01.

10.09 No Third Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed (a) prior to the Effective Time, by Parent, Merger Sub, the Company, and the Securityholders’ Representative and (b) from and after the Effective Time, by the Parent and the Surviving Corporation, on the one hand, and the Securityholders’ Representative, on the other hand. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

54

(b) Any Action arising out of or based upon this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby will be instituted in the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines jurisdiction, in each case located in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such Action. Service of process, summons, notice or other document by mail to such party’s address set forth in this Agreement will be effective service of process for any Action brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any Action in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) Each of parties hereto acknowledges and agrees that any Action arising out of or based upon this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby is likely to involve complicated and difficult issues and, therefore, irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any such Action. Each of the parties hereto further acknowledge and agree that (i) no other party hereto or such other party’s respective Representatives has represented, expressly or otherwise, that such other party would not, in the event of any Action arising out of or based upon this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, seek to enforce the foregoing waiver, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by among other things, the mutual waivers and certifications contained in this Section 10.11(c).

10.12 Specific Performance. The parties hereto acknowledge and agree that (a) irreparable damage would occur if any provision of this Agreement were breached or not performed in accordance with the terms hereof and (b) monetary damages would both be incalculable and an insufficient remedy for such breach or non-performance and therefore, the parties hereto will be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by Law, the parties to this Agreement (i) waive any requirement for the securing or posting of a bond in connection with the foregoing and (ii) agree that they will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and equitable.

10.13 Counterparts. This Agreement may be executed and delivered electronically and in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

10.14 Conflict Waiver/Attorney Client Privilege. Notwithstanding that the Company has been represented by K&L Gates LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing the Firm may represent the Securityholders’ Representative, the Company Stockholders and/or their affiliates in the matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant hereto. The Company hereby acknowledges on behalf of itself and its affiliates that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation and hereby waives any conflict arising out of such future representation. All communications involving attorney-client privilege confidences between a Company Stockholder, its Affiliates (including prior to the Closing, the Company) or the officer, director or employee of a Company Stockholder or its Affiliates (including the Company) and the Firm in the course of the negotiation, documentation, due diligence, and consummation of the transactions contemplated by this Agreement, including communications arising prior to the execution of this Agreement (collectively the “Seller Privileged Communications”), shall be deemed to be attorney-client confidences and communications that belong solely to the Securityholders’ Representative and not, following the Closing, the Company, and may be asserted or waived only by the Securityholders’ Representative. The parties agree that, immediately prior to the Closing, without the need for any further action, (a) all right, title and interest of the Company in and to all Seller Privileged Communications shall transfer to and thereafter be vested solely in the Securityholders’ Representative (on behalf of the Company Stockholders), and (b) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Seller Privileged Communications that would have been exercisable by the Company shall be vested exclusively in and exercisable by, the Securityholders’ Representative and its successors in interest and shall be exercised or waived solely as directed by the Securityholders’ Representative or its successors in interest; provided, however, that the Securityholders’ Representative shall not exercise or waive any such privilege or protection in a manner that is adverse to the individual interests of any Company Stockholder with respect to matters unrelated to this Agreement or the transactions contemplated hereby; provided, further, that, notwithstanding the foregoing, the Company may assert any such protection from disclosure in any legal proceeding not directly adverse to the Securityholders’ Representative or the Company Stockholders in their capacity as such.

[Signatures on the Following Pages.]

55

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement, as of the Signing Date.

THE COMPANY:

DEAKO, INC.

By:	/s/ Derek Richardson
Name:	Derek Richardson
Title:	Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE:

WT REPRESENTATIVE LLC, solely in the Securityholders’ Representative’s capacity as Securityholders’ Representative

By:	/s/ Fiona Boger
Name:	Fiona Boger
Title:	Managing Director

[Signature Page to SKYX – Deako Merger Agreement]

PARENT:

SKYX PLATFORMS CORP.

By:	/s/ Leonard Sokolow
Name:	Leonard Sokolow
Title:	Chief Executive Officer

MERGER SUB:

LUMINEER MERGER SUB, INC.

By:	/s/ Leonard Sokolow
Name:	Leonard Sokolow
Title:	Chief Executive Officer

[Signature Page to SKYX – Deako Merger Agreement]

September 9, 2026

SKYX Platforms Corp.

2855 W. McNab Road

Pompano Beach, Florida 33069

Attention: Rani R. Kohen

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of September 9, 2026 (the “Merger Agreement”), by and among Deako, Inc., a Delaware corporation, SKYX Platforms Corp., a Florida corporation (“Parent”), Lumineer Merger Sub, Inc., a Delaware corporation, and WT Representative LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

As contemplated by the Merger Agreement, Parent paid, or caused to be paid, cash in the amount of $2,000,000 on the date hereof (the “Signing Date Cash Consideration”) to UMB Bank, National Association, in its capacity as indenture trustee of the Existing Senior Notes (the “Existing Senior Notes Trustee”), in partial satisfaction of the Company’s obligations under its Fixed Rate Senior Notes, Series 2022-B (the “Existing Senior Notes”).

The Existing Senior Notes Trustee and Parent hereby confirm and agree as follows:

1.	Signing Date Cash Consideration. In the event that the Merger Agreement is terminated prior to Closing pursuant to Section 9.01(a), (b) or (d) thereof, the Existing Senior Notes Trustee shall return, or cause to be returned, the Signing Date Cash Consideration to Parent (or its designee) in immediately available funds by wire transfer to an account designated by Parent within ten (10) Business Days following written notice of such termination delivered to the Existing Senior Notes Trustee by Parent.

2.	General Provisions. (a) This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles. (b) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. (c) This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, constitutes the entire agreement of the parties with respect to the subject matter hereof (superseding all prior agreements, understandings and negotiations, both written and oral, with respect thereto, but without limiting or modifying the Merger Agreement or any other Transaction Document), and may not be amended or modified except by a written instrument signed by Parent and the Existing Senior Notes Trustee.

[Signature Page Follows]

Very truly yours,

UMB Bank, National Association, solely as Trustee of the Fixed Rate Senior Notes, Series 2022-B

By:	/s/ Jordana Renert
Name:	Jordana Renert
Title:	Senior Vice President

Acknowledged and Agreed:

SKYX PLATFORMS CORP.

By:	/s/ Leonard Sokolow
Name:	Leonard Sokolow
Title:	Chief Executive Officer

Acknowledged:

Deako, Inc.

By:	/s/ Derek Richardson
Name:	Derek Richardson
Title:	Chief Executive Officer

Exhibit A

ESCROW AGREEMENT

This ESCROW AGREEMENT dated as of_________, 2026 (this “Escrow Agreement”), is entered into by and among WT Representative LLC, solely in its capacity as the Securityholders’ Representative under the Merger Agreement (as defined below) and not in any other capacity (the “Securityholders’ Representative”), SKYX Platforms Corp., a Florida corporation (“SKYX”), UMB Bank, N.A., in its capacity as the indenture trustee of those certain Fixed Rate Senior Notes, Series 2022-B issued by Deako, Inc. and as a representative for the Senior Lenders (as defined below) (the “Senior Lender Representative”), and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent” and, together with the Securityholders’ Representative, SKYX, and the Senior Lender Representative, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of September 9, 2026 (the “Merger Agreement”), by and among Deako, Inc., a Delaware corporation (“Deako”), SKYX, Lumineer Merger Sub, Inc. (“Merger Sub”), and the Securityholders’ Representative, Merger Sub merged with and into Deako, with Deako surviving as a wholly-owned subsidiary of SKYX (the “Merger”), and the Securityholders’ Representative was appointed to act as the Securityholders’ Representative in accordance with the terms of the Merger Agreement;

WHEREAS, the common stock of SKYX (the “Parent Common Stock”) is listed for trading on The Nasdaq Stock Market (the “NASDAQ”);

WHEREAS, at the Effective Time (as defined in the Merger Agreement), 25,000,000 shares (the “SKYX Shares” or the “Escrow Property”) will be deposited with the Escrow Agent in accordance with Section 1.1 hereof;

WHEREAS, the Escrow Property will be held in a non-interest-bearing account (the “Escrow Account”) and held and disbursed by the Escrow Agent in accordance with this Escrow Agreement; and

WHEREAS, pursuant to this Escrow Agreement, the Senior Lender Representative, on behalf of Massachusetts Mutual Life Insurance Company and MassMutual Ascend Life Insurance Company (together, the “Senior Lenders”), has the right to receive all Sale Proceeds (as defined below) of the SKYX Shares in accordance with Section 1.4 hereof until the Senior Lender Priority Payment (as defined below) has been paid in full.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
ESCROW DEPOSIT, DISTRIBUTION, AND INVESTMENT

Section 1.1 Deposit of Escrow Funds. The Securityholders’ Representative, SKYX, and the Senior Lender Representative hereby appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent hereby accepts its duties as provided herein. Upon the execution and delivery of this Escrow Agreement, SKYX will transfer (or cause to be transferred) to the Escrow Agent the SKYX Shares to be held and disbursed as provided in this Escrow Agreement. Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or the appropriate series of Form W-8, as applicable, and such other forms and documents that the Escrow Agent may request. The SKYX Shares shall be held in the name of “Wilmington Trust, N.A., as Escrow Agent on behalf of Massachusetts Mutual Life Insurance Company and MassMutual Ascend Life Insurance Company”.

Section 1.2 Reliance on Advisory Committee. The Securityholders’ Representative may rely on, and act at the direction of, the advisory committee established under the Securityholders’ Representative’s engagement agreement (the “Advisory Committee”) with respect to any material decision required or permitted to be made by the Securityholders’ Representative under this Escrow Agreement, and shall not be required to exercise its own discretion with respect thereto. The composition, authority, and procedures of the Advisory Committee are governed by the Securityholders’ Representative’s engagement agreement and are not altered by this Escrow Agreement. None of the Escrow Agent, SKYX or the Senior Lender Representative shall have any duty to inquire into whether the Securityholders’ Representative has obtained or acted in accordance with any direction of the Advisory Committee, and each may conclusively rely on any instruction or direction given by the Securityholders’ Representative as being duly authorized.

Section 1.3 Release Schedule; Trading Plan; Duties with Respect to Shares.

(a) Transfer Restrictions; Scheduled Release Shares. The SKYX Shares shall be subject to transfer restrictions (the “Transfer Restrictions”) commencing on the Closing Date that prevent the sale or distribution of any SKYX Shares, and shall be released to the Broker for sale in accordance with the Trading Plan in four equal tranches of twenty-five percent (25%) each, on the date that is 12 months after the Closing Date, the date that is 15 months after the Closing Date, the date that is 18 months after the Closing Date and the date that is 21 months after the Closing Date (the “Release Schedule,” and each such date on which SKYX Shares are released for sale, an “Unlock Date”). For purposes of this Agreement, (i) “Restriction Period” means the period commencing on the Closing Date and ending on the last Unlock Date; and (ii) “Scheduled Release Shares” means, with respect to each Unlock Date, the number of SKYX Shares that would be released from the Transfer Restrictions on such Unlock Date, determined without giving effect to any prior release of IRE Shares or reclassification of IRE Shares pursuant to Section 1.3(c).

(b) Immediate Release Event. Notwithstanding the Release Schedule, if on any Trading Day the closing price of Parent Common Stock equals or exceeds $5.00 per share (an “Immediate Release Event”), SKYX Shares in the number determined by the IRE Formula (as defined below) shall be released from the Transfer Restrictions and delivered to the Broker for sale in accordance with the Trading Plan. The number of SKYX Shares comprising each such release shall equal the lesser of (i) the quotient of (x) the Senior Lender Priority Payment then outstanding (including accrued and unpaid interest) divided by (y) the volume-weighted average price of Parent Common Stock on the NASDAQ for the five (5) Trading Days immediately preceding the date of the Immediate Release Event, multiplied by 1.15 and rounded up to the nearest whole share, and (ii) the number of SKYX Shares then remaining subject to the Transfer Restrictions and available for release under this Escrow Agreement (the “IRE Formula”). Each such release of SKYX Shares following an Immediate Release Event is referred to as an “IRE Tranche,” and the SKYX Shares included therein, the “IRE Shares.” Within one (1) Business Day following an Immediate Release Event, the Broker, in accordance with the Trading Plan, shall provide the Senior Lender Representative, SKYX, the Securityholders’ Representative and the Escrow Agent with its calculation of the number of IRE Shares comprising the initial IRE Tranche based on the IRE Formula. The Escrow Agent shall, upon a written instruction signed by an Authorized Representative of the Senior Lender Representative, deliver or cause to be delivered the applicable IRE Tranche to the Broker. For the avoidance of doubt the Escrow Agent shall act upon the written instruction signed by an Authorized Representative of the Senior Lender Representative without further inquiry. If the Senior Lender Priority Payment has not been satisfied in full following the settlement of the final sale of all IRE Shares in an IRE Tranche (or the reclassification thereof, as further described below), the Broker shall, within one (1) Business Day following such settlement or reclassification, provide the Senior Lender Representative, SKYX, the Securityholders’ Representative and the Escrow Agent with its calculation of the number of IRE Shares comprising the next IRE Tranche based on the IRE Formula. The Escrow Agent shall, upon a written instruction signed by an Authorized Representative of the Senior Lender Representative, deliver or cause to be delivered the applicable IRE Tranche to the Broker. For the avoidance of doubt the Escrow Agent shall act upon the written instruction signed by an Authorized Representative of the Senior Lender Representative without further inquiry. The Broker shall not sell any IRE Shares at a price below $4.00 per share (the “IRE Floor Price”). If any Party identifies an error in the Broker’s calculation of the number of IRE Shares comprising any IRE Tranche, it shall promptly notify the Broker and the other Parties in writing. Upon confirmation or resolution of such error, the size of the next tranche not yet delivered to the Broker shall be increased or decreased, as applicable, to correct for the excess or shortfall in the prior IRE Tranche (a “True-Up Adjustment”), with any remaining adjustment carried forward to successive tranches until fully absorbed. True-Up Adjustments shall operate on a prospective basis only and shall not require the recall of any IRE Shares already delivered or sold. Notwithstanding anything to the contrary herein, the Broker shall cease selling IRE Shares immediately upon satisfaction in full of the Senior Lender Priority Payment, and any remaining IRE Shares shall be treated as unsold and reclassified pursuant to Section 1.3(c).

2

(c) Reclassification of IRE Shares. At the close of trading on the Trading Day immediately preceding each Unlock Date, any IRE Shares that remain unsold shall automatically be reclassified as Scheduled Release Shares, up to the number of SKYX Shares scheduled to be released on such Unlock Date. No later than the opening of trading on each Unlock Date, the Broker shall deliver to the Escrow Agent, the Senior Lender Representative, SKYX and the Securityholders’ Representative a written notice setting forth the number of IRE Shares that shall be reclassified as Scheduled Release Shares and the number of IRE Shares, if any, that remain outstanding and subject to the IRE Floor Price. Any IRE Shares so reclassified shall reduce on a share-for-share basis the number of Scheduled Release Shares scheduled to be released on such Unlock Date, and the Escrow Agent shall release only the balance, if any, of such Scheduled Release Shares as directed in a written instruction signed by an Authorized Representative of the Senior Lender Representative. Any IRE Shares that are not reclassified, because the number of unsold IRE Shares exceeds the number of Scheduled Release Shares for such Unlock Date, shall continue to constitute IRE Shares and be subject to the IRE Floor Price unless and until reclassified on a subsequent Unlock Date. The foregoing reclassification of the IRE Shares shall be automatic and pre-established and shall not require any election or discretion by any Party.

(d) Trading Plan. On or after the Effective Time, the Senior Lender Representative shall select a broker (the “Broker”) to effect the sales of the SKYX Shares released from the Transfer Restrictions (whether on an Unlock Date or upon an Immediate Release Event) pursuant to a trading plan established in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and mutually agreed upon by the Senior Lender Representative, SKYX and the Securityholders’ Representative, substantially in the form attached hereto as Exhibit C (the “Trading Plan”); provided that, to the extent the Broker requires modifications to the form of Trading Plan as a condition of its engagement, the Senior Lender Representative, SKYX and the Securityholders’ Representative shall negotiate in good faith to revise the Trading Plan to accommodate such modifications, in each case so long as the Trading Plan as so modified remains consistent in all material respects with this Escrow Agreement and the economic terms and disposition instructions set forth in the version of the Trading Plan attached hereto as Exhibit C and remains in compliance with Rule 10b5-1. Upon execution of the Trading Plan (whether in the form attached as Exhibit C or as revised in accordance with the immediately foregoing proviso), such executed Trading Plan shall be deemed the “Trading Plan” for all purposes of this Escrow Agreement. The Escrow Agent shall deliver or cause to be delivered the released SKYX Shares to the Broker for sale in accordance with the Trading Plan (each sale, a “Sale Event”) and as directed in a written instruction signed by an Authorized Representative of the Senior Lender Representative as follows: (i) on each Unlock Date, the applicable Scheduled Release Shares, after giving effect to any reclassification, if any, of IRE Shares reflected in a Broker’s notice delivered pursuant to Section 1.3(c), and (ii) following an Immediate Release Event, the IRE Shares comprising the applicable IRE Tranche, upon receipt of the Broker’s notice in accordance with this Section 1.3(b). The Broker shall remit the net proceeds of each Sale Event (the “Sale Proceeds”) to the Escrow Agent for deposit into the Escrow Account and for payment by the Escrow Agent to satisfy the Priority Claims (as defined below) in accordance with Section 1.4. For the avoidance of doubt, the Escrow Agent shall be entitled to act in reliance on and to conclusively rely on any notice or calculation delivered by the Broker and any written instruction signed by an Authorized Representative of the Senior Lender Representative, in each case without further direction, consent, inquiry or independent verification from or on behalf of any Party, and shall have no liability to any Party for acting in accordance therewith. The Escrow Property shall not be reinvested or otherwise “varied” as an investment, and no SKYX Shares shall be sold except as directed by the Senior Lender Representative and in accordance with this Escrow Agreement and the Trading Plan. For recordkeeping purposes, the Senior Lender Representative shall cause the Broker to provide prompt written notice to SKYX of the transaction details regarding each Sale Event. For the avoidance of doubt, the Broker shall cease selling SKYX Shares immediately upon satisfaction in full of the Senior Lender Priority Payment, and any remaining SKYX Shares shall be treated as unsold and reclassified pursuant to Section 1.3(c).

3

(e) Voting of SKYX Shares. The Parties agree the SKYX Shares shall have no voting rights for so long as the Senior Lenders are the beneficial owners of such share or such shares remain in the Escrow Account.

(f) Dividends. Any and all dividends, distributions or other payments of any kind, whether in cash, additional shares of capital stock, other securities, property or otherwise, declared, made or paid in respect of, or on account of, the SKYX Shares while held in the Escrow Account shall be deposited in the Escrow Account and applied in accordance with Section 1.4 hereof.

(g) Fractional Shares. No fractional shares of SKYX Shares or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement.

(h) Disbursement of SKYX Shares. The Escrow Agent is not the stock transfer agent for the SKYX Shares. Accordingly, whenever a distribution of a number of shares is to be made upon the delivery of instructions as set forth below, SKYX will direct its transfer agent (the “Transfer Agent”) to, within two (2) Business Days, requisition and transfer the appropriate number of SKYX Shares in accordance with the terms of this Agreement, and cause it to credit such SKYX Shares by book entry to the account of the appropriate transferee in the records of the Transfer Agent. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered SKYX Shares hereunder when the Escrow Agent has delivered complete instructions to the Transfer Agent in the form provided by the Transfer Agent, copying SKYX, to credit by book entry the appropriate number of shares to the account of the appropriate transferee, with the residual shares comprising the remaining Escrow Property to be reflected in the records of the Transfer Agent as held for the account of the Escrow Agent. Following Escrow Agent’s delivery of such instructions to the Transfer Agent, any transferee entitled to SKYX Shares shall consult directly with the Transfer Agent regarding any delay or problem with delivery of SKYX Shares to such transferee.

(i) Stock Splits. In the event of any stock split or other similar occurrence, the Transfer Agent shall deliver to Escrow Agent a revised statement setting forth the new number of SKYX Shares held in the Escrow Account. Unless and until the Escrow Agent receives a revised schedule representing additional shares of the SKYX Shares, the Escrow Agent may assume without inquiry that no such stock or other property has been issued with respect to SKYX Shares.

4

Section 1.4 Senior Lender Priority Payment and Priority of Disbursements. For purposes of this Escrow Agreement, the “Senior Lender Priority Payment” means one or more payments in cash in the aggregate amount of Eighteen Million Fifty Thousand Dollars ($18,050,000.00) (the “Principal Obligation Amount”) plus simple interest on the outstanding Principal Obligation Amount at the fixed rate of twelve percent (12.00%) per annum. Interest shall accrue from and including the date of this Agreement to but excluding the date on which the Principal Obligation Amount and all accrued interest thereon are paid in full or forgiven, cancelled, and discharged. Interest shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months (30/360 day-count convention). Payments made by the Escrow Agent in respect of the Senior Lender Priority Payment hereunder shall first be applied to pay interest and then be applied to the Principal Obligation Amount. Upon the request of the Escrow Agent or the Securityholders’ Representative from time to time, the Senior Lender Representative shall provide written notice to the Escrow Agent and the Securityholders’ Representative confirming the amount of the Senior Lender Priority Payment then remaining unpaid (including the outstanding Principal Obligation Amount and accrued interest thereon), and the amount so provided by the Senior Lender Representative shall be deemed accurate absent manifest error.

Until the Senior Lender Priority Payment is repaid in full, the Senior Lender Representative may, from time to time (but no more frequently than once per calendar month), deliver to the Escrow Agent a written instruction signed by an Authorized Representative of the Senior Lender Representative (each such instruction, a “Monthly Disbursement Instruction”) directing the Escrow Agent to pay and deliver to the Senior Lender Representative, on a date specified in such Monthly Disbursement Instruction (which date shall not be earlier than the third Business Day following the Escrow Agent’s receipt of such Monthly Disbursement Instruction) (the “Specified Payment Date”), an amount equal to the lesser of (x) all amounts on deposit in the Escrow Account as of the Specified Payment Date and (y) the aggregate balance of the Senior Lender Priority Payment then outstanding (including the outstanding Principal Obligation Amount and all accrued and unpaid interest thereon as of the Specified Payment Date). The Escrow Agent shall effect each such disbursement on the Specified Payment Date. Each Monthly Disbursement Instruction shall set forth the Senior Lender Representative’s good-faith calculation of the accrued balance of the Senior Lender Priority Payment as of the date of such instruction, including the outstanding Principal Obligation Amount and all accrued and unpaid interest thereon, and the amount so stated shall be deemed accurate absent manifest error. The Escrow Agent shall be entitled to conclusively rely on each Monthly Disbursement Instruction without independent investigation, inquiry, or verification, and shall have no liability to any Party for acting in accordance therewith. The failure of the Senior Lender Representative to deliver a Monthly Disbursement Instruction in any given month shall not constitute a waiver of the Senior Lender Representative’s right to deliver a Monthly Disbursement Instruction in any subsequent month, nor shall it limit, impair, or otherwise prejudice any rights of the Senior Lender Representative or the Senior Lenders under this Escrow Agreement or any other agreement. Amounts held in the Escrow Account in excess of the balance of the Senior Lender Priority Payment shall be retained in the Escrow Account and applied by the Escrow Agent at the direction of the Securityholders’ Representative in accordance with the order of priority set forth in this Section 1.4. For the avoidance of doubt, the Escrow Agent shall have no obligation or duty to disburse any portion of the Escrow Account in respect of the Senior Lender Priority Payment absent receipt of a Monthly Disbursement Instruction delivered in accordance with this paragraph, and no disbursement in respect of the Senior Lender Priority Payment shall be made without such written instruction. The Senior Lender Priority Payment shall be deemed paid and satisfied, in whole or in part as applicable, upon the Escrow Agent’s wire transfer or other remittance of funds to the account designated by the Senior Lender Representative in Schedule I hereto (or such other account as the Senior Lender Representative may designate by written notice to the Escrow Agent), and the Senior Lender Representative shall have no obligation to return or refund any amounts so received. Interest on the Principal Obligation Amount shall cease to accrue on any portion thereof on the date such portion is received by the Senior Lender Representative.

5

The Senior Lender Representative shall provide written notice to the Escrow Agent within three (3) Business Day following the date on which the Senior Lender Priority Payment has been satisfied in full. Within one (1) Business Day following receipt of such notice, the Escrow Agent shall provide written notice to the Broker that the Senior Lender Priority Payment has been satisfied in full and that the Broker shall cease selling SKYX Shares in accordance with Section 1.3(b). For the avoidance of doubt, the Escrow Agent’s obligation to notify the Broker under this provision shall be solely contingent upon, and shall arise only upon, receipt by the Escrow Agent of the Senior Lender Representative’s written notice of satisfaction, and the Escrow Agent shall have no independent duty to monitor or determine whether the Senior Lender Priority Payment has been satisfied.

Following the complete discharge of the Senior Lender Priority Payment, the Securityholders’ Representative shall direct the Escrow Agent to apply the Escrow Property in the following order of priority (clauses (i) through (ii) below are referred to collectively as the “Priority Claims”) before distribution of any Escrow Property to the Contingent Beneficiaries (as defined below) following the Determination Date (as defined below):

(i) first, the Escrow Agent shall return to SKYX, SKYX Shares with an aggregate value of $1,500,000 (based on the Reference Price (as defined in the Merger Agreement)) for cancellation by SKYX, to the extent that there are sufficient SKYX Shares remaining in the Escrow Account after satisfaction of the Senior Lender Priority Payment; provided, however, that such return shall be conditioned upon SKYX having theretofore or concurrently therewith delivered $1,500,000 in cash to Deako (or its designee) to fund the obligations under the Retention Plan (as defined in the Merger Agreement); and

(ii) second, to satisfy any undisputed indemnification claims of SKYX and its Parent Indemnitees (as defined in the Merger Agreement) submitted to the Securityholders’ Representative in accordance with the Merger Agreement during the applicable survival periods set forth in Section 8.01 thereof, which claims shall be satisfied solely from SKYX Shares and shall be valued at the VWAP Value (as defined below) in accordance with Section 3.05(c) of the Merger Agreement; provided, that (A) no indemnification obligation of the Contingent Beneficiaries under Section 8.02 of the Merger Agreement shall exceed the SKYX Shares then available to satisfy such indemnification claims (valued at the VWAP Value in accordance with Section 3.05(c) of the Merger Agreement), (B) any indemnification claim for which notice has been given in accordance with Section 8.05 of the Merger Agreement prior to the expiration of the relevant survival period (each, an “Asserted Claim”) may continue to be asserted and indemnified against until finally resolved, (C) no Asserted Claim that has not yet been finally determined as of the Determination Date shall delay or prevent the distribution of the Residual to the Contingent Beneficiaries, and (D) the Securityholders’ Representative shall establish a reserve from the Escrow Property in an amount reasonably estimated to be sufficient to satisfy any such pending Asserted Claims (based on the VWAP Value), which reserve shall be released to the Contingent Beneficiaries to the extent such Asserted Claims are resolved or finally determined; provided, further, that no indemnification claim submitted after the expiration of the applicable survival period set forth in Section 8.01 of the Merger Agreement (and which does not constitute an Asserted Claim) shall constitute a Priority Claim hereunder.

6

The Escrow Agent shall comply with any judgment or order issued, or process entered by any court with respect to the Escrow Property, including without limitation any attachment, levy or garnishment (“Judgment”) without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices. If the Escrow Agent complies with any such Judgment, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such Judgment. The Escrow Agent will furnish monthly statements to the Parties via the addresses set forth on Exhibit E hereto.

For purposes of this Escrow Agreement, “VWAP Value” means the volume-weighted average price of Parent Common Stock on the NASDAQ over the fifteen (15) Trading Days ending on (and including) the date on which an Asserted Claim is resolved or finally determined.

Section 1.5 Allocation and Distribution of Residual. On the date that is the later of (i) forty-five (45) days following the date on which the Senior Lender Priority Payment has been satisfied in full and (ii) the date that is eighteen (18) months following the Closing Date (such date, the “Determination Date”), the remaining SKYX Shares in the Escrow Account shall be allocated to the Contingent Beneficiaries in accordance with the allocation methodology set forth in the Consideration Spreadsheet attached hereto as Schedule II (the “Consideration Spreadsheet”). Subject to retention of such amounts as the Securityholders’ Representative determines are needed to wind up and terminate this Escrow Agreement, and any reserve established pursuant to Section 1.4(ii), the Escrow Agent shall, upon the instruction of the Securityholders’ Representative, distribute the SKYX Shares and any other Escrow Property then remaining in the Escrow Account (the “Residual”) to the Contingent Beneficiaries and/or with respect to certain employees, to Deako for further distribution via its payroll processor (net of applicable withholding), as applicable, in a single distribution promptly following the Determination Date. For purposes of this Escrow Agreement: (i) “Contingent Beneficiaries” means the former securityholders of Deako entitled to receive a share of the Residual in accordance with Schedule II; and (ii) “Trading Day” means any day on which the NASDAQ is open for trading.

Section 1.6 Security Procedure for Funds Transfer. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent exhibits in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement listing individuals of such Party who are authorized to provide the Escrow Agent with a written instruction to distribute the Escrow Property from the Escrow Account and any other written instruction permitted pursuant to the terms of this Escrow Agreement (each an “Authorized Representative”). Each Party understands and agrees that the Escrow Agent shall have no obligation or duty to act upon a written instruction for the disbursement of Escrow Property under this Escrow Agreement if such written instruction is not signed by an Authorized Representative of such Party and such written instruction is not delivered to, and able to be authenticated by, the Escrow Agent in accordance with the Escrow Agreement. The Escrow Agent shall follow internal policies and procedures for when confirming the validity or authenticity of funds transfer instructions received in the name of the Parties, which may include a callback to one or more of the Authorized Representatives in Exhibit A-1, Exhibit A-2, and Exhibit A-3, in particular if the wire instructions included on Schedule I hereto have changed. Once delivered to the Escrow Agent, Exhibit A-1, Exhibit A-2, or Exhibit A-3 may be revised or rescinded only in writing signed by an Authorized Representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1, Exhibit A-2, or Exhibit A-3 or a rescission of an existing Exhibit A-1, Exhibit A-2, or Exhibit A-3 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party in question. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. Notwithstanding anything to the contrary in the foregoing Section 1.6 or otherwise included herein, unless and until the Senior Lender Priority Payment is paid in full, the Escrow Agent will not rely on or honor any written instruction related to the distribution of the Escrow Property from the Escrow Account from SKYX or the Securityholders’ Representative which in any way alters Section 1.3 or Section 1.4 unless such written instruction is otherwise agreed to by the Senior Lender Representative and to the extent any such instruction is requested, received and/or delivered to the Escrow Agent without the Senior Lender Representative consent, the Parties agree that the terms of Section 1.3 and Section 1.4 will continue to control no matter what such instructions stipulate and the Escrow Agent may not rely on such instructions.

7

Section 1.7 Tax Reporting. The Parties acknowledge and agree that, for United States federal, state and local income tax purposes, except as required by applicable law, SKYX shall be treated as the owner of the SKYX Shares held pursuant to this Escrow Agreement (and of any dividends, distributions, interest, or other income, if any, paid or accrued thereon while held in the Escrow Account) until such shares are sold or otherwise distributed in accordance with the terms hereof (including application and distribution of the dividends, distributions, interest, or other income paid or accrued on such Escrow Property while held in the Escrow Account). No Party shall take any position on any tax return or in any tax proceeding that is inconsistent with this Section 1.7, unless otherwise required by applicable law. The Parties further acknowledge and agree that (i) the Escrow Account is a non-interest-bearing account, (ii) any payments or distributions made pursuant to this Escrow Agreement by SKYX or the Escrow Agent do not constitute a “reportable payment” or “withholdable payment” by SKYX or the Escrow Agent under the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) neither SKYX nor the Escrow Agent shall be deemed a payor for information reporting purposes under the Code with respect to any payments or distributions made pursuant to the Escrow Agreement such that neither shall have any responsibility for preparing or conducting any tax reporting under the Code with respect to such payments or distributions. The Escrow Agent’s engagement is purely ministerial in nature and conducted upon receipt of written direction from the Parties, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written direction.

Section 1.8 Covenants of SKYX.

(a) Registration and Listing. SKYX hereby covenants and agrees, for the benefit of the Senior Lender Representative, that it shall (i) use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, (ii) cause the SKYX Shares to be approved for listing on the NASDAQ (in each case with respect to the foregoing (i) and (ii), promptly following the Closing Date with respect to the SKYX Shares and to thereafter use reasonable best efforts to maintain the effectiveness of the Registration Statement and the listing of the SKYX Shares on the NASDAQ until the date on which the Senior Lender Priority Payment has been indefeasibly paid in full).

(b) Merger Agreement Amendments. Until the Senior Lender Priority Payment has been indefeasibly paid in full, without the prior written consent of the Senior Lender Representative, SKYX shall not amend, modify, supplement, waive or terminate any provision of the Merger Agreement, or consent to any amendment, modification, supplement, waiver or termination thereof, in each case to the extent that the rights of, or benefits to, the Senior Lenders or Senior Lender Representative would actually be adversely affected thereby. Without limiting the generality of the foregoing, each of the following shall be deemed to adversely affect the rights of, or benefits to, the Senior Lenders or Senior Lender Representative and shall require the prior written consent of the Senior Lender Representative for purposes of this Section 1.8: Any amendment, modification, restatement, supplement, waiver or termination of, any consent to a departure from, or any other action, arrangement, side letter or agreement having the purpose or effect of amending, modifying, supplementing, waiving or otherwise altering, whether directly or indirectly and regardless of its form, structure or characterization, any provision of the Merger Agreement that relates to any of the following matters, in each case as set forth in the Merger Agreement:

(i) the timing, amount or manner of issuance or delivery of the SKYX Shares;

8

(ii) the listing of the SKYX Shares on the NASDAQ or the maintenance of such listing;

(iii) the filing, effectiveness and continued effectiveness of the Registration Statement and the other obligations set forth in Section 6.13 of the Merger Agreement with respect thereto;

(iv) the indemnification obligations set forth in Article VIII of the Merger Agreement;

(v) the required deliverables of SKYX set forth in Section 2.04 of the Merger Agreement or the conditions to closing set forth in Article VII thereof; or

(vi) the representations and warranties of SKYX and Merger Sub set forth in Article V of the Merger Agreement

(c) Senior Lender Regulatory Filings. SKYX shall reimburse the Senior Lenders for all reasonable and documented legal fees, filing fees and related expenses incurred by the Senior Lenders in connection with any filings required to be made by the Senior Lenders under Sections 13 or 16 of the Securities Exchange Act of 1934, as amended, Rule 144 promulgated under the Securities Act of 1933, as amended, or any other reporting or disclosure obligation imposed on the Senior Lenders under applicable federal or state securities Laws, in each case arising from the Senior Lenders’ beneficial ownership of the SKYX Shares and the transactions contemplated by this Escrow Agreement and the Trading Plan; provided that the aggregate amount of such reimbursement shall not exceed $25,000 without the prior written consent of SKYX. SKYX shall make each such reimbursement within ten (10) days following receipt of a reasonably detailed invoice from the Senior Lender Representative.

Notwithstanding anything to the contrary contained in this Section 1.8, the covenants and agreements set forth in this Section 1.8 are made solely for the benefit of the Senior Lender Representative and shall not create or impose any duty, obligation or liability on the part of the Escrow Agent. The Escrow Agent shall have no responsibility to monitor, enforce or inquire into SKYX’s compliance with this Section 1.8.

Section 1.9 Amendments to Trading Plan. The Senior Lender Representative shall not amend, modify, supplement, terminate, adopt or consent to any amendment, modification, supplement or termination of the Trading Plan without the prior written consent of SKYX.

Section 1.10 Representations and Covenants of Senior Lenders. The Senior Lender Representative has delivered to SKYX a completed and executed Senior Lender Acknowledgment, in the form attached hereto as Exhibit D, from each Senior Lender. The representations, warranties, acknowledgments and covenants set forth in each such questionnaire are made by the applicable Senior Lender solely as to itself, and not by the Senior Lender Representative on behalf of any Senior Lender.

9

Section 1.11 Transfers of Contingent Beneficiary Interests. Notwithstanding anything to the contrary in this Agreement, in accordance with applicable law, a Contingent Beneficiary may assign or transfer all or any portion of its interest in the Residual (a) by will, intestacy or other laws of descent and distribution, (b) pursuant to a qualified domestic relations order, (c) to a trust or other estate planning vehicle established for the benefit of such Contingent Beneficiary and/or such Contingent Beneficiary’s Family Group, or (d) if such Contingent Beneficiary is not a natural person, to an Affiliate of such Contingent Beneficiary in connection with a bona fide internal reorganization, restructuring, recapitalization or similar transaction that does not result in a change in the ultimate beneficial ownership of such interest. Any transferee shall take such interest subject to all of the terms, conditions and restrictions of this Agreement applicable to the transferred interest. No such transfer shall be effective for purposes of this Agreement unless and until the Securityholders’ Representative receives written notice thereof and such documentation as the Securityholders’ Representative may reasonably request which may include, for the avoidance of doubt, a medallion guarantee or other documentation to support such Contingent Beneficiary’s signature and capacity to assign its interest hereunder. Upon receipt of such notice and documentation, the Securityholders’ Representative may amend or update the Consideration Spreadsheet and Schedule II to reflect the applicable successor beneficiary and corresponding interest, and no amendment to this Agreement shall be required in connection therewith. Thereafter, the Securityholders’ Representative, SKYX and the Escrow Agent shall be entitled to conclusively rely on the Consideration Spreadsheet and Schedule II, as updated by the Securityholders’ Representative from time to time, and may treat the applicable transferee as the Contingent Beneficiary with respect to the transferred interest for all purposes of this Agreement. For purposes of this Agreement, “Family Group” means, with respect to any natural person, such person’s spouse, domestic partner, former spouse, former domestic partner, fiancée, parents, grandparents, great-grandparents, children, grandchildren, great-grandchildren, siblings, nieces, nephews, aunts, uncles, cousins, lineal descendants and ascendants, and any adopted persons, step-relatives, spouses or domestic partners of any of the foregoing.

Article 2

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of any default under this Escrow Agreement, the terms and conditions of any other agreement, including but not limited to the Merger Agreement, instrument, or document other than this Escrow Agreement, whether or not a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional covenants or obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (reasonable and documented fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees and shall not be responsible for the acts or omissions of such agents, representatives, attorneys, custodians and/or nominees appointed with due care.

10

Section 2.3 Reliance. The Escrow Agent shall be entitled to request and receive written instructions from the Parties and shall not be liable for any losses or damages of any nature that may arise from any action taken or not taken by it in accordance with the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties and, with respect to such permissive rights, the Escrow Agent shall not be answerable for other than its gross negligence or willful misconduct.

Article 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Parties hereby agree, severally and not jointly, to defend, release and indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature (whether brought by any Party or third-party) (including, without limitation, reasonable and documented attorney’s fees and expenses and the costs of enforcement of this Escrow Agreement, the indemnifications provided herein, or any provision thereof) which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of the Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall have been finally adjudicated by a court of competent jurisdiction to have been directly caused by the Indemnified Parties’ gross negligence or willful misconduct. The Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the Parties hereunder and the Escrow Property shall be the first source of Escrow Agent’s recovery hereunder. The terms of Section 3.1 and Section 3.2 shall survive termination of this Escrow Agreement and/or the earlier resignation or removal of the Escrow Agent.

Section 3.2 Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED BY A COURT OF COMPETENT JURISDICTION TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT AND THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

11

Section 3.3 Termination, Resignation or Removal. This Escrow Agreement shall terminate and be of no further force and effect upon the disbursement of the entire Escrow Property in accordance with this Escrow Agreement. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, specifying the date upon which such resignation shall take effect, and the Parties, acting unanimously, may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal, specifying the date upon which such removal shall take effect, along with payment of all fees and expenses to which it is entitled through the effective date of such resignation or removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by SKYX upon the deposit of funds into the Escrow Account. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property; provided, however, that any such unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights shall first be satisfied from the Expense Fund (as defined in the Merger Agreement). The terms of this paragraph shall survive termination of this Escrow Agreement and/or the earlier resignation or removal of the Escrow Agent.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be fully protected and may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Parties hereto further agree to pursue any redress or recourse in connection with such dispute without making the Escrow Agent a party to the same. The Escrow Agent shall be entitled to act on any such agreement or court order without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

12

Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. Escrow Agent shall receive and may conclusively rely upon an opinion of counsel.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage, epidemic, pandemic, riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; work stoppages, labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 No Financial Obligation. Escrow Agent shall not be required to use or risk its own funds or otherwise incur any financial liability in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

Article 4

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties, the Escrow Agent, and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No Party or the Escrow Agent may assign its interest hereunder without prior written notice to, and consent of, each other Party and the Escrow Agent (such consent not to be unreasonably withheld); provided that until the Senior Lender Priority Payment is paid in full, neither SKYX nor the Securityholders’ Representative may assign any rights or obligations hereunder without the consent of the Senior Lender Representative. The Senior Lender Representative may assign its interests under this Escrow Agreement to (a) an Affiliate of the Senior Lender Representative, (b) any Senior Lender or an Affiliate of any Senior Lender, or (c) Great American E&S Insurance Company or any Affiliate thereof, in each case upon written notice to each Party, and no consent of any other Party shall be required in connection with any such assignment other than satisfaction of the Know Your Customer requirements set forth in the immediately following sentence.

No assignment by any Party shall be deemed final until the successor or assignee has completed the requisite Know Your Customer (KYC) information as may be required by the Escrow Agent.

Section 4.2 Definition of Business Day. “Business Day” means any day other than a Saturday, a Sunday or any day that is a federal legal holiday or banking institutions are required by law to close.

Section 4.3 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

13

Section 4.4 Notices. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) by email with a pdf attachment, (ii) by overnight delivery with a reputable national overnight delivery service, or (iii) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to SKYX:

SKYX Platforms Corp.

2855 W. McNab Road

Pompano Beach, Florida, 33069

Attention: Rani R. Kohen, Leonard Sokolow and Robert Powell

Email: [***]; [***]; [***]

With a copy to:

Thompson Hine LLP

3900 Key Center, 127 Public Square

Cleveland, Ohio 44114

Attention: Jurgita Ashley

Email: [***]

If to the Securityholders’ Representative:

WT Representative LLC

50 South 6th Street, Suite 1290

Minneapolis, MN 55402

Attention: Fiona Boger

Email: [***]; [***]

With a copy to:

K&L Gates LLP

925 Fourth Avenue

Seattle, WA 98104

Attention: Gary Kocher and Caitlin Velasco

Email: [***] and [***]

If to the Senior Lender Representative:

Attention:

Telephone:

Facsimile:

Email:

14

If to Transfer Agent:

Pacific Stock Transfer Company

6725 Via Austi Pkwy, Suite 300

Las Vegas, Nevada 89119

Attention: Ashley Walker

Direct: [***]

Cell: [***]

If to Broker:

Attention:

Telephone:

Facsimile:

Email:

If to the Escrow Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Adrian Cardenas

Telephone: [***]

Email: [***]

Section 4.5 Governing Law. The rights and obligations of the parties shall be governed by, and this Escrow Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the County of New Castle, Wilmington, DE, (ii) waive any objection to the laying of venue in any suit, action or proceeding arising out of this Escrow Agreement in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Section 4.6 Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property and supersedes all prior agreements and understandings, oral or written. In the event of any direct conflict of the terms of this Escrow Agreement with the terms of the Merger Agreement, solely with respect to the rights of SKYX and the Securityholders’ Representative, the terms of the Merger Agreement shall control and prevail and in all other circumstances this Escrow Agreement shall control and prevail; provided, that in no event shall the Escrow Agent be bound by the terms of the Merger Agreement. This Escrow Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 4.7 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Securityholders’ Representative, SKYX, and the Escrow Agent; provided, that for so long as any portion of the Senior Lender Priority Payment remains outstanding and unpaid, the written consent of the Senior Lender Representative shall also be required for any amendment, modification, supplement, rescission, or cancellation to this Escrow Agreement, and the Senior Lender Representative shall have no consent or approval rights under this Section 4.7 from and after the date on which the Senior Lender Priority Payment has been paid in full. All fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Escrow Agent in connection with any amendment, modification or supplement shall be payable, severally and not jointly, by the Parties.

15

Section 4.8 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.9 Severability. If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this Escrow Agreement will continue in full force and effect.

Section 4.10 Electronic Signatures, Counterparts. This Escrow Agreement and related notices, demands and other communications related thereto may be executed by the parties hereto individually or in any number of combinations, in one or more counterparts (including by means of electronically signed, telecopied or PDF signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

Section 4.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[The remainder of this page left intentionally blank.]

16

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

WT REPRESENTATIVE LLC, as Securityholders’ Representative

By:
Name:
Title:

SKYX PLATFORMS CORP., as SKYX

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:	Adrian Cardenas
Title:	Vice President

UMB Bank, N.A., as Senior Lender Representative

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT D

Senior Lender Acknowledgment

Reference is made to that certain Escrow Agreement, dated as of [___], 2026 (the “Escrow Agreement”), by and among Wilmington Trust, National Association, as Escrow Agent, WT Representative LLC, in its capacity as the Securityholders’ Representative, SKYX Platforms Corp. (“SKYX”), and UMB Bank, N.A., in its capacity as the Senior Lender Representative. Capitalized terms used but not defined herein have the meanings set forth in the Escrow Agreement.

The undersigned Senior Lender hereby represents and warrants to SKYX, solely with respect to itself, as follows:

(a) The Senior Lender is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. The Senior Lender shall furnish any additional information reasonably requested by SKYX or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the issuance of the SKYX Shares.

(b) The Senior Lender Representative has provided to SKYX a copy of the questionnaire in the form attached hereto as Annex 1 completed by the Senior Lender and the information contained therein is complete and accurate as of the date thereof and is hereby affirmed as of the date hereof.

(c) The Senior Lender is acquiring SKYX Shares solely for the Senior Lender’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof.

(d) No Person has offered the SKYX Shares to the Senior Lender by any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act of 1933, as amended).

(e) The Senior Lender shall not be deemed an “affiliate” or “associate” of Parent or Merger Sub, as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, solely by reason of the transactions contemplated by the Merger Agreement, this Escrow Agreement or the Trading Plan.

At the expense of SKYX, Senior Lender covenants to the Escrow Agent, Senior Lender Representative, Securityholders’ Representative, and SKYX that upon satisfaction in full of the Senior Lender Priority Payment, it shall deliver such instruments and documentation as may be reasonably necessary to effectuate the transfer, release, or re-registration of any SKYX Shares then held in the name of the Senior Lender, including without limitation letters of instruction, stock powers, and any other documentation reasonably requested by SKYX, the Escrow Agent or the Transfer Agent.

[Signature Page Follows]

[_____], as a Senior Lender

By:
Name:
Title: